     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 2002.

                                                      REGISTRATION NO. 333-82532
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 4

                                       TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           DICKIE WALKER MARINE, INC.
                 (Name of small business issuer in its charter)

              DELAWARE                               2329                              33-0931599
       (State or jurisdiction            (Primary Standard Industrial     (I.R.S. Employer Identification No.)
 of Incorporation or organization)       Classification Code Number)

                           DICKIE WALKER MARINE, INC.
                           1414 SOUTH TREMONT STREET
                          OCEANSIDE, CALIFORNIA 92054
                                 (760) 450-0360
         (Address and telephone number of principal executive offices)
                             ---------------------
                               GERALD W. MONTIEL
                            CHIEF EXECUTIVE OFFICER
                           DICKIE WALKER MARINE, INC.
                           1414 SOUTH TREMONT STREET
                          OCEANSIDE, CALIFORNIA 92054
                                 (760) 450-0360
           (Name, address and telephone number of agent for service)
                             ---------------------
                        Copies of all communications to:

                CYNTHIA R. SMITH, ESQ.                                 ROBERT W. WALTER, ESQ.
                  GORSUCH KIRGIS LLP                          BERLINER ZISSER WALTER & GALLEGOS, P.C.
      TOWER I, SUITE 1000, 1515 ARAPAHOE STREET                   1700 LINCOLN STREET, SUITE 4700
                DENVER, COLORADO 80202                                 DENVER, COLORADO 80203
                    (303) 376-5026                                         (303) 830-1700

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED         PROPOSED
                                                                        MAXIMUM          MAXIMUM         AMOUNT OF
                                                     AMOUNT TO BE    OFFERING PRICE     AGGREGATE       REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED      PER SHARE(1)    OFFERING PRICE       FEE(5)
----------------------------------------------------------------------------------------------------------------------
 Common stock, $.001 par value(2)...............      1,380,000          $5.00          $6,900,000
----------------------------------------------------------------------------------------------------------------------
 Representative's Warrants(3)...................       120,000          $0.0001            $12
----------------------------------------------------------------------------------------------------------------------
 Common stock issuable upon exercise of
 representative's warrant(4)....................       120,000           $7.50           $900,000
----------------------------------------------------------------------------------------------------------------------
         Total..................................      1,620,000                         $7,800,012        $717.60
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (g).

(2) The underwriters have the option to purchase 180,000 shares of common stock to cover over-allotments, if any.

(3) In connection with the sale of the common stock, the Registrant is granting the representative warrants to purchase 120,000 shares of common stock.

(4) Pursuant to Rule 416, there are also being registered such additional shares of common stock as may be issuable pursuant to the anti-dilution provisions of the representative's warrants.

(5) Filing fee previously paid.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   Subject to completion, dated May 13, 2002


PROSPECTUS

                              [DICKIE WALKER LOGO]

                           DICKIE WALKER MARINE, INC.
                        1,200,000 SHARES OF COMMON STOCK

     This is our initial public offering of common stock. Dickie Walker is offering 1,200,000 shares of our common stock. We estimate that the public offering price will be $5.00 per share. We have applied for listing on The Nasdaq SmallCap Market under the symbol "DWMA."

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                              PER SHARE     TOTAL
                                                              ---------   ----------
Public offering price.......................................    $5.00     $6,000,000
Underwriting discount.......................................    $0.50     $  600,000
Proceeds to us..............................................    $4.50     $5,400,000

     The underwriters have a 45-day option to purchase up to an additional 180,000 shares of our common stock to cover over-allotments, if any. If the option is exercised in full, the total price to the public, underwriting discounts, and proceeds to us will be increased to $6,900,000, $690,000 and $6,210,000, respectively.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares are offered on a "firm commitment" basis by Schneider Securities, Inc., as representative of the underwriters. The shares will be
ready for delivery on or about           , 2002.

                           SCHNEIDER SECURITIES, INC.

                                          , 2002

                          [INSIDE COVER OF PROSPECTUS]

                           [PHOTOS PREVIOUSLY FILED]

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Prospectus Summary..........................................     2
Summary Financial Data......................................     4
Risk Factors................................................     5
Forward Looking Statements..................................    10
Use of Proceeds.............................................    11
Capitalization..............................................    12
Dilution....................................................    13
Dividend Policy.............................................    13
Selected Financial Data.....................................    14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    15
Business....................................................    21
Management..................................................    28
Certain Transactions........................................    34
Principal Stockholders......................................    36
Description of Securities...................................    38
Shares Eligible for Future Sale.............................    41
Underwriting................................................    42
Legal Matters...............................................    46
Experts.....................................................    46
Where You Can Find More Information.........................    46
Index to Financial Statements...............................   F-1

     Until           , 2002, all dealers effecting transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     Please read this prospectus carefully. It describes our business, our products and our finances. We have prepared this prospectus so that you will have the information necessary to make an investment decision.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

NOTICE TO CALIFORNIA RESIDENTS

     This offering is pending in California. Investors must meet a "super suitability" standard of not less than $250,000 liquid net worth (exclusive of home, home furnishings and automobiles), plus $65,000 gross annual income or $500,000 liquid net worth or $1,000,000 net worth (inclusive) or $200,000 gross annual income.

NOTICE TO MISSOURI, OHIO, OKLAHOMA AND WASHINGTON RESIDENTS

     Sales in the states of Missouri, Ohio and Oklahoma may only be made to accredited investors, as defined in Rule 501 of Regulation D under the Securities Act of 1933, and to purchasers that have a net income of $65,000 and a net worth (exclusive of home, home furnishings and automobiles) of $250,000; or a net worth (exclusive of home, home furnishings and automobiles) of $500,000. In all purchases by non-accredited investors, the total investment may not exceed 10% of the purchaser's liquid net worth.

     Sales in the state of Washington may only be made to purchasers that have
(i) a minimum annual gross income of $65,000 and a minimum net worth of $65,000 or (ii) a minimum net worth of $150,000 (net worth shall be determined exclusive of home, home furnishings and automobiles).

                               PROSPECTUS SUMMARY

     This summary highlights information that we present more fully in other sections of this prospectus. To understand this offering, you should read the entire prospectus carefully, including the risk factors and financial statements.

                           DICKIE WALKER MARINE, INC.

     Dickie Walker Marine, Inc., referred to as Dickie Walker, designs and markets authentic lines of nautically-inspired apparel, gifts and decorative items. With a focus on comfortable clothing and classic styling, the Dickie Walker apparel line is designed to be different from typical work clothing or sportswear. Dickie Walker apparel combines the look and fabrics of comfort apparel with nautically-inspired themes. The Dickie Walker product lines also feature marine-themed decorative and functional accessories for the home, office and boat.

     We were founded in October 2000 by Gerald W. Montiel, our Chairman and Chief Executive Officer. Mr. Montiel was the founder of Ashworth, Inc., currently the largest branded golf apparel company in the United States. The other members of our management team and our board of directors have extensive experience in the apparel industry and in brand development and management. Our management philosophy is to aggressively grow the business primarily by developing a private label apparel brand for West Marine Products, Inc., referred to as West Marine, and through the development of the Dickie Walker(TM) brand of apparel, gifts and marine accessories.

     Dickie Walker(TM) apparel and accessories were introduced in Spring 2001 through a test market in 20 West Marine stores. As a result of the success of this test market, we have entered into an agreement with West Marine to design, manufacture and distribute casual apparel and accessory lines to be marketed under West Marine's private label in 220 of their retail stores. West Marine private label apparel features boating and marine themes. We also offer custom embroidery services to West Marine customers enabling them to have the name of their boats, crew or events embroidered on items they purchase, together with a nautical design from our exclusive logo library. The accessory line consists of nautically-inspired decorative accessories, such as towels, placemats, napkins and containers that will be sold in West Marine's galley department. Because the number of West Marine stores we supply recently increased significantly, we anticipate our sales will grow substantially over the next 18 months. With over 240 stores nationwide, West Marine is one of the largest specialty retailers of recreational and commercial boating supplies and apparel in the United States.

     In addition to our business with West Marine, a major initiative of our company is to grow the Dickie Walker(TM) lifestyle brand of apparel, gifts and accessories that will be sold to specialty retailers, resorts and coastal stores. We plan to open two coastal living retail concept stores in the next 12 to 24 months to build our brand and generate sales growth. We believe that a strong merchandising presentation of coastal living apparel and lifestyle items, fixturing, and nautical point-of-sale decor will appeal to consumers as a unique shopping experience.

     Dickie Walker has a limited number of customers for private label apparel and corporate sales. This business involves sales of custom embroidered Dickie Walker apparel to businesses for their corporate events, trade shows, and for general promotion of their brand and company. We believe our design expertise and access to manufacturing sources will result in additional business from private label and corporate customers.

     Dickie Walker Marine, Inc. was incorporated on October 10, 2000 in California as Montiel Marketing Group, Inc. We changed our name to Dickie Walker Marine, Inc. in February 2001. We also have a website, www.dickiewalker.com, through which our products may be purchased and information about us may be obtained. Our board and stockholders recently approved a reverse 2-for-1 stock split and our reincorporation in Delaware. All information in the prospectus has been presented giving effect to the stock split and reincorporation. Our principal office is located at 1414 South Tremont Street, Oceanside, California 92054 and our telephone number is (760)450-0360.

                                  THE OFFERING

     Unless otherwise indicated, all information in this prospectus assumes no exercise of the over-allotment option granted to the underwriters to purchase up to 180,000 additional shares.

Securities offered............   1,200,000 shares of common stock.

Common stock outstanding......   2,300,000 shares of common stock were
                                 outstanding on March 31, 2002. After the offering, there will be 3,500,000 shares outstanding. Shares outstanding exclude up to 500,000 shares of common stock reserved for issuance under our equity incentive plan, 8,438 shares of common stock issuable upon the exercise of a placement agent's warrant, and 250,000 shares issuable upon conversion of our outstanding 7% subordinated convertible promissory notes.

Risk factors..................   AN INVESTMENT IN THE SHARES INVOLVES A HIGH
                                 DEGREE OF RISK. YOU SHOULD NOT CONSIDER
                                 PURCHASE OF THE SHARES UNLESS YOU CAN AFFORD TO
                                 LOSE YOUR ENTIRE INVESTMENT.

Use of proceeds...............   To purchase additional inventory; to expand our
                                 marketing and promotional programs; to hire and train sales personnel; to open two retail stores; to purchase store fixtures and related point of sale merchandising displays; to acquire warehousing and distribution equipment;
                                 to fund product development, including design expenses; to acquire information systems; to acquire a trade show booth; and for general corporate and working capital.

                             SUMMARY FINANCIAL DATA

     The following table sets forth our summary financial data. You should read this information together with the financial statements and related notes appearing in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                         PERIOD FROM
                                       OCTOBER 10, 2000            THREE MONTHS ENDED             SIX MONTHS
                                        (INCEPTION) TO     ----------------------------------       ENDED
                                      SEPTEMBER 30, 2001   DECEMBER 31, 2001   MARCH 31, 2002   MARCH 31, 2002
                                      ------------------   -----------------   --------------   --------------
                                                              (UNAUDITED)       (UNAUDITED)      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales...........................     $   614,891           $ 330,760         $ 993,248        $1,324,008
Cost of sales.......................         531,807             267,603           653,693           921,296
                                         -----------           ---------         ---------        ----------
  Gross profit......................          83,084              63,157           339,555           402,712
Selling, general and administrative
  expenses..........................         973,713             310,417           313,344           623,761
                                         -----------           ---------         ---------        ----------
Loss from operations................        (890,629)           (247,260)           26,211          (221,049)
Interest expense, net...............        (358,545)            (21,318)          (24,197)          (45,515)
                                         -----------           ---------         ---------        ----------
Net loss............................     $(1,249,174)          $(268,578)        $   2,014        $ (266,564)
                                         ===========           =========         =========        ==========
Net loss per share -- basic and
  diluted...........................     $      (.61)          $    (.12)        $     .00        $     (.12)
                                         ===========           =========         =========        ==========
Weighted average common shares
  outstanding.......................       2,039,949           2,300,000         2,300,000         2,300,000
                                         ===========           =========         =========        ==========

                                                       AS OF                       AS OF
                                                 SEPTEMBER 30, 2001           MARCH 31, 2002
                                                 ------------------    -----------------------------
                                                       ACTUAL            ACTUAL       AS ADJUSTED(1)
                                                 ------------------    -----------    --------------
                                                                       (UNAUDITED)     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents......................     $   364,729        $   266,432      $5,031,683
Working capital................................         742,347            474,441       5,249,900
Total assets...................................       1,638,792          2,119,466       6,884,717
Long-term debt and capital lease obligations,
  less current portion.........................       1,053,276          1,034,347         134,347
Accumulated deficit............................      (1,249,174)        (1,515,738)     (1,515,738)
Total stockholders' equity.....................         425,087            158,523       5,833,982

---------------

(1) As adjusted to reflect (1) net proceeds to be received by us from the sale of 1,200,000 shares of common stock offered at an initial public offering price of $5.00 per share, after deduction of estimated underwriting discounts and commissions and offering expenses; (2) assumed conversion of the $900,000 principal amount of the notes payable to stockholders and accrued interest totaling $10,208 at March 31, 2002 into 252,836 shares of common stock; and (3) the exercise of the outstanding warrant for 8,438 shares of our common stock for proceeds totaling $20,251.

                                  RISK FACTORS

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS, IN DECIDING WHETHER OR NOT TO INVEST IN OUR COMMON STOCK. Each of these factors could adversely affect the market price of our common stock, our business, financial condition and results of operations, and could result in a loss of all or part of your investment.

DICKIE WALKER HAS HAD LIMITED OPERATIONS AND A HISTORY OF LOSSES THAT MAKE OUR FUTURE OPERATING RESULTS DIFFICULT TO PREDICT.

     Our business began in October 2000. We have a limited operating history and you will have limited historical information about us on which to base your investment decision. We face the risks and uncertainties of other early-stage companies. We have had losses from operations since our inception and may incur future losses from operations. At September 30, 2001, the accumulated deficit and net loss was $1,249,174. At March 31, 2002 the accumulated deficit was $1,515,738 and the net loss for the six months then ended was $266,564. Our limited operating history and history of losses make future operating results difficult to predict.

DICKIE WALKER MAY NEED ADDITIONAL FINANCING AND WE MAY NOT BE ABLE TO OBTAIN IT.

     If cash generated from operations and the proceeds of this offering are insufficient to satisfy our working capital and capital expenditure requirements during the next 12 to 24 months, we will need to raise additional funds through the public or private sale of our equity or debt securities. The timing and amount of our capital requirements will depend on a number of factors, including demand for our products, the need for merchandising and promotional programs and competitive pressures. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our then-existing stockholders will be reduced. We cannot assure you that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or otherwise respond to competitive pressures could be significantly limited. Our business, financial condition and results of operations may be harmed by such limitations.

DICKIE WALKER RELIES ON WEST MARINE FOR THE VAST MAJORITY OF OUR BUSINESS AND THE LOSS OF WEST MARINE AS A CUSTOMER COULD DECREASE SALES AND IMPEDE OUR ABILITY TO ATTAIN PROFITABILITY.

     We have entered into an agreement with West Marine under which we will provide the apparel line for West Marine's retail stores, catalogs, and website. West Marine accounted for approximately 95% of our sales in the period from October 10, 2000 (inception) through September 30, 2001. Sales to West Marine and to West Marine customers through catalog and website sales accounted for approximately 92% of our sales in the first two quarters of fiscal 2002. Our agreement with West Marine expires in December 2003. Should the agreement terminate prior to December 2003, or should the agreement not be renewed at that time, we may not have sufficient sales from other customers to remain profitable.

OUR SUCCESS WILL DEPEND ON OUR ABILITY TO DESIGN NAUTICAL APPAREL AND ACCESSORIES THAT ARE WELL RECEIVED BY CONSUMERS AND UNANTICIPATED SHIFTS IN CONSUMER PREFERENCES COULD RESULT IN LOWER THAN ANTICIPATED SALES OR LOSS OF CUSTOMERS.

     Our success is dependent upon our ability to anticipate correctly fashion trends within our industry and to design apparel that appeals to consumers' preferences in a timely manner. We depend upon our designers and others to develop designs and marketing strategies that distinguish our products favorably from the apparel and boating accessories of our competitors. While we believe that our designs and marketing strategy will be successful, we cannot assure you that we will generate sufficient sales to make us profitable. If we misjudge the market for our products or are unsuccessful in responding to changes in fashion trends or market demand, we could experience excess inventories and higher markdowns, resulting in lower gross margins. Conversely, if we have insufficient inventory, we may miss market opportunities. Any of these events could result in lower than anticipated sales and loss of customers.

BECAUSE WE RELY ON GERALD W. MONTIEL'S EXPERIENCE AND RELATIONSHIPS IN THE APPAREL INDUSTRY, THE LOSS OF MR. MONTIEL COULD MATERIALLY HARM OUR BUSINESS AND OPERATING RESULTS.

     We believe the apparel industry experience of Gerald W. Montiel, our Chief Executive Officer, is important to our future success. We have entered into an employment agreement with Mr. Montiel for a three-year period. We do not intend to carry key man insurance on Mr. Montiel. The loss of the services of Mr. Montiel could force us to operate without a chief executive officer with experience in the apparel industry if we are unable to obtain a suitable replacement.

IT IS DIFFICULT TO PREDICT THE RATE AT WHICH CONSUMERS WILL PURCHASE OUR PRODUCTS FROM WEST MARINE AND OTHER RETAILERS, AND IF THE RATE IS LOW, SALES MAY BE LOWER THAN ANTICIPATED.

     We expect that the shipment of initial inventories of the Spring and Fall collections of apparel and accessories to West Marine's 220 retail stores will comprise a substantial majority of our sales in fiscal 2002 and the first quarter of fiscal 2003. We are unable currently to estimate the rate at which consumers will purchase our products from West Marine's stores, which we refer to as the rate of sell-through. The rate of sell-through of private label and Dickie Walker brand apparel and accessories within West Marine and other retail outlets will depend on factors such as the placement of apparel and accessories in the stores, the types of customers who patronize the stores, the merchandising of our products, acceptance of our designs, and West Marine's ability to build customer loyalty to its private label brand. We have the ability to affect the merchandising and display of our products, but many of the other factors are not in our control. If there were a low rate of sell-through of our products in West Marine or other retail outlets, retailers may reduce reorders of apparel or accessories or could reduce purchase commitments for the next season's collection. Either of these events could decrease our sales.

IF OUR CONTRACTORS FAIL TO MEET OUR PRICING, PRODUCT QUALITY AND TIMELINESS REQUIREMENTS, SALES MAY BE LOWER THAN ANTICIPATED.

     Our products are manufactured by outside contractors to our specifications by both domestic and international manufacturers with whom we have no long-term contractual arrangements. The inability of a manufacturer to manufacture and ship our products in a timely manner could result in us missing certain retailing seasons and opportunities with respect to one or more of our products. The inability of a manufacturer to perform according to our specifications and specified quality standards, or a change in manufacturer in mid-production of a product line, could decrease our sales.

COMPETITION IN THE NAUTICAL APPAREL AND ACCESSORIES MARKET IS INTENSE AND IF DICKIE WALKER FAILS TO COMPETE EFFECTIVELY, WE MAY NOT BE SUCCESSFUL IN INCREASING SALES OR IN ACHIEVING PROFITABILITY.

     The apparel and gift industries are highly competitive. Many of our competitors have far greater financial and other resources than we do, and have established reputations. There can be no assurance that our apparel, gifts and decorative items will successfully compete with those of our competitors. Competitive factors in our business include quality, marketing strategy, price, design, and customer service. If we do not compete effectively on the basis of these factors, we may experience lower than anticipated sales.

SALES OF NAUTICAL APPAREL AND MARINE-THEMED ACCESSORIES ARE SEASONAL AND, IN CERTAIN QUARTERS, OUR OPERATING RESULTS MAY FALL BELOW MARKET ANALYSTS' EXPECTATIONS WHICH COULD LOWER THE PRICE OF OUR COMMON STOCK.

     We anticipate that we will experience seasonal fluctuation in our sales and income and that a substantial portion of our sales will occur in the second and third quarters of our fiscal year. It is in these quarters that our largest shipments take place. Sales in the first and fourth quarters will be lower as a result of seasonal fluctuations. As a result, our operating results may fall below market analysts' expectations in some future quarters, which could lower the market price of our common stock.

CHANGES IN IMPORT RESTRICTIONS MAY INCREASE OUR COSTS AND MAY RESTRICT OUR ABILITY TO IMPORT CERTAIN PRODUCTS.

     Our import of nautical apparel is subject to constraints imposed by bilateral textile agreements between the United States and some of the countries in which we source our products, such as Thailand and China. These agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. These agreements also allow the United States to impose import limitations on categories of merchandise that are not subject to specified limits.

     Our nautical apparel is also subject both to customs inspections, which could result in delays in delivery of our products, and to U.S. customs duties. The United States and the countries in which our products are manufactured may, from time to time, impose or increase quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels. Changes in customs duties or a decrease in quotas could increase our costs and reduce our gross margins thereby decreasing our profitability.

A DOWNTURN IN ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR SALES OF NAUTICAL APPAREL BECAUSE IT IS PURCHASED USING DISCRETIONARY INCOME.

     The apparel industry historically has been subject to substantial cyclical variations. Apparel manufacturers rely on the expenditure of discretionary income for sales of their products. Accordingly, any downturn, whether real or perceived, in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits could decrease our sales. During the past several years, various retailers have experienced financial difficulties. Financial problems experienced by West Marine or other retailers could have a direct and adverse impact on sales of our products.

DICKIE WALKER'S ENTRY INTO RETAILING WILL PRESENT CHALLENGES.

     We intend to open two coastal living concept stores in the next 12 to 24 months. There are many risks associated with our entry into retailing, including:

     - Our ability to find suitable locations for our stores on reasonable rental terms,

     - Our ability to manage our relationships with specialty retailers who currently sell our products, competition from other retailers, potential premises liability, and

     - The risks associated with our entry into long-term leases.

     We will need to augment our management team in order to open and manage the coastal living concept stores. We will also need substantially to increase our number of employees, which will result in an increased burden on our human resources function and increased exposure to employment-related legal liabilities. Our inability to implement successfully our retail strategy could harm our financial condition and operating results.

FOLLOWING THE OFFERING, STOCKHOLDERS OF DICKIE WALKER WHO ARE DIRECTORS AND EXECUTIVE OFFICERS WILL OWN APPROXIMATELY 48% OF OUR SHARES AND MAY EXERCISE SIGNIFICANT INFLUENCE OVER OUR DIRECTION AND POLICIES.

     Following the completion of the offering, certain directors and executive officers, including Gerald W. Montiel, Norman Lefkovits, Jr., Julia Sargent Knudsen, James R. Smith, Brian F. Kaminer and Sandra L. Evans will beneficially own approximately 48% of the outstanding shares of our common stock. As a result of this stock ownership, management has sufficient voting power to significantly influence our direction and policies, the election of directors, the outcome of any other matter submitted to a vote of stockholders, and a change in control.

BECAUSE DICKIE WALKER DOES NOT ANTICIPATE PAYING DIVIDENDS, INVESTORS' RETURN ON THEIR INVESTMENT IN THIS OFFERING, IF ANY, WILL OCCUR WHEN THEY SELL THEIR SHARES.

     Since our inception we have not paid any dividends and we do not anticipate paying any dividends in the foreseeable future. We expect that future earnings, if any, will be used for working capital and to finance growth. Because we will not pay dividends on our common stock in the foreseeable future, investors in this offering must rely on stock appreciation for any return on their investment in the common stock.

DICKIE WALKER COULD USE THE ISSUANCE OF ADDITIONAL SHARES OF OUR AUTHORIZED STOCK TO DETER A CHANGE IN CONTROL EVEN IF A CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Shares of our common stock and preferred stock that have not yet been issued or reserved for specific purposes may be issued without any action or approval of our stockholders, unless such approval is required by the rules of the SEC or Nasdaq. Issuance of shares of preferred stock may discourage, delay or prevent a change in control even if a change of control would be beneficial to our stockholders. We recently adopted a stockholder rights plan which provides for the issuance of shares as a method of discouraging, delaying or preventing a change in control. The issuance of additional shares would make it more difficult for a third party to acquire us, even if its doing so would be beneficial to our stockholders.

THERE HAS NEVER BEEN A MARKET FOR DICKIE WALKER'S COMMON STOCK.

     Prior to this offering, there has been no public market for our common stock and there can be no assurance that a public trading market for our common stock will develop, or if developed, will be sustained. We hope to be accepted for trading on The Nasdaq SmallCap Market, but there can be no assurance that a regular trading market will develop for the common stock offered through this prospectus.

FUTURE SALES OF DICKIE WALKER COMMON STOCK BY OUR STOCKHOLDERS MAY DEPRESS OUR STOCK PRICE.

     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock by our stockholders in the market after this offering and after our stockholders' lockup agreements have expired. These factors could make it more difficult for us to raise funds through future offerings of our equity securities. We currently have 2,300,000 shares of common stock outstanding and, upon the completion of the offering, will have 3,500,000 shares of common stock outstanding. Of such shares, the 1,200,000 shares sold in the offering (other than shares which may be purchased by our "affiliates") will be freely tradeable without restriction or further registration under the Securities Act. All of the remaining outstanding shares are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. Our executive officers, directors and stockholders have agreed not to offer, sell, or otherwise dispose of their shares for a period of 12 months after the effective date of the offering without the prior written consent of the representative of the underwriters. Our Chief Executive Officer, Gerald W. Montiel, and Montiel Family LLC, have agreed to similar restrictions for a period of two years.

INVESTORS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THEIR DICKIE WALKER SHARES.

     The estimated public offering price of $5.00 per share is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after this offering. Accordingly, purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of their shares of approximately $3.60 in pro forma net tangible book value per share, or approximately 72% of the assumed offering price.

IF WE DO NOT CONTINUE TO MEET THE LISTING CRITERIA OF THE NASDAQ SMALLCAP MARKET, OUR SHARES MAY BE DE-LISTED WHICH MAY CAUSE THE SHARES TO BE MORE DIFFICULT TO SELL.

     We have applied to list the shares in this offering on The Nasdaq SmallCap Market. We will meet the required standards for initial listing on the SmallCap Market at the time of the offering. Subsequent to the offering, if we should fail to continue to meet one or more of the listing standards, our shares would be subject to delisting. If this should occur, trading of the shares would be conducted in the over-the-counter market on the Electronic Bulletin Board, a National Association of Securities Dealers, Inc. ("NASD") sponsored inter-dealer quotation system, or in what are commonly referred to as "pink sheets." As a result, purchasers in the offering may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the shares. In addition, if the shares cease to be listed on the SmallCap Market and we fail to meet certain other criteria, trading of the shares would be subject to Securities and Exchange Commission rules regulating broker-dealer practices in connection with transactions in "penny stock." If the shares became subject to the penny stock rules, many brokers may be unwilling to engage in transactions in the shares because of the disclosure requirements under Section 15(g) of the Exchange Act which require that in order for a broker dealer to approve a customer's account for transactions in penny stocks, a broker or dealer must determine that transactions penny stocks are suitable for the customer, and deliver a written statement of the basis for their determination to the customer, who must sign the written statement. This would make it more difficult for purchasers in this offering to dispose of their securities.

WE WILL HAVE BROAD DISCRETION CONCERNING THE USE OF THE PROCEEDS OF THIS OFFERING AND OUR RESULTS OF OPERATIONS MIGHT SUFFER IF THE PROCEEDS ARE NOT APPLIED EFFECTIVELY.

     The net proceeds of the offering will be approximately $4,745,000 after deducting underwriting discounts and estimated offering expenses, and assuming the underwriters do not exercise their option to purchase an additional 180,000 shares. Our management may change the proposed use of proceeds due to changes in our business and in market conditions. Accordingly, you will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of the net proceeds. Because of the number and variability of factors that determine our use of proceeds from this offering, our ultimate use of the proceeds might vary substantially from our currently planned uses. If we do not apply the proceeds effectively, our results of operations could suffer.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that reflect our current plans and expectations about our future results, performance, prospects and opportunities. We use words such as "anticipate," "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend" and similar expressions to identify forward-looking statements. These statements are based on our beliefs and the assumptions we made using information currently available to us. Because these statements reflect our current views and assumptions concerning future events, these statements involve substantial risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Some, but not all, of the important factors that could cause actual results to differ from our expectations are disclosed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other parts of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

     Except as otherwise required by federal securities laws, we are not obligated to update publicly or reverse any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

                                USE OF PROCEEDS

     We estimate that we will receive net cash proceeds of approximately $4,745,000 after deducting underwriting discounts, and estimated offering expenses of $655,000 (assuming a public offering price of $5.00), from our sale of 1,200,000 shares in the offering. Estimated expenses of the offering consist of legal and blue sky fees and costs and accounting fees and costs, totaling approximately $290,000; the underwriter's nonaccountable expense allowance of $180,000; printing and mailing costs of approximately $125,000; road show expenses of approximately $30,000; filing fees with the Securities and Exchange Commission and Nasdaq of approximately $25,500; and transfer agent fees and costs of approximately $4,500. It is currently contemplated that net proceeds will be used as follows:

                                                                            PERCENTAGE
                                                                AMOUNT       OF TOTAL
                                                              ----------    ----------
Purchase additional inventory of apparel, gifts and
  decorative items..........................................  $  900,000        19%
Marketing and promotional programs; hiring and training
  sales personnel...........................................     900,000        19
Setup of two retail stores to be located in California......     750,000        16
Purchase store fixtures and related point of sale
  merchandising displays....................................     650,000        14
Acquire warehousing and distribution equipment..............     350,000         7
Product development, including design expenses..............     250,000         5
Acquire information systems.................................     200,000         4
Acquire a trade show booth..................................     100,000         2
General corporate/working capital...........................     645,000        14
                                                              ----------       ---
          Total.............................................  $4,745,000       100%
                                                              ==========       ===

     There may be changes in our proposed use of proceeds due to changes in our business and in market conditions. Pending the uses described above, we will invest the net proceeds in interest-bearing accounts, or short-term, interest-bearing securities, or both. We believe the proceeds from the offering, together with our revenue, will be sufficient to sustain our activities for at least 12 months following the offering.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2002, on an actual basis and as adjusted to give effect to (i) the receipt by us of the estimated net proceeds from the sale of 1,200,000 shares of common stock in this offering at an assumed initial public offering price of $5.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses; (ii) assumed conversion of the $900,000 principal amount of the notes payable to stockholders and accrued interest totaling $10,208 at March 31, 2002 into 252,836 shares of common stock; and (iii) the exercise of the outstanding warrant for 8,438 shares of our common stock for proceeds totaling $20,251. The information in the table should be read in conjunction with the financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                    MARCH 31, 2002
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
Capital leases, current portion.............................  $    36,827    $    36,827
Capital lease obligations, net of current portion...........      134,347        134,347
Notes payable to stockholders...............................      900,000             --
                                                              -----------    -----------
       Total long-term debt.................................  $ 1,034,347    $   134,347
                                                              ===========    ===========
Stockholders' equity:
  Preferred stock, $.001 par value, 2,000,000 shares
     authorized, no shares outstanding......................  $        --    $        --
  Common stock, $.001 par value, 50,000,000 shares
     authorized, 2,300,000 and 3,761,274 shares issued and
     outstanding, actual and as adjusted, respectively......        2,300          3,761
  Warrant...................................................        6,075             --
  Additional paid-in capital................................    1,665,886      7,345,959
  Accumulated deficit.......................................   (1,515,738)    (1,515,738)
                                                              -----------    -----------
       Total stockholders' equity...........................      158,523      5,833,982
                                                              -----------    -----------
          Total capitalization..............................  $ 1,192,870    $ 5,968,329
                                                              ===========    ===========

     This table does not includes 500,000 shares of common stock that have been reserved for issuance under the equity incentive plan. On February 22, 2002, the Board of Directors authorized the issuance of options to purchase 170,000 shares of common stock effective upon the closing of this offering, exercisable at the initial public offering price.

                                    DILUTION

     As of March 31, 2002, our pro forma net tangible book value was approximately $160,477, or $0.07 per share. Our pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the 2,308,438 shares of common stock outstanding as of March 31, 2002, assuming exercise of warrants to purchase 8,438 shares of common stock at an exercise price of $2.40 per share.

     Without taking into account any changes in net tangible book value after March 31, 2002, other than to give effect to the sale of the shares of common stock offered by us at an assumed initial public offering price of $5.00 per share, after deduction of estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value on March 31, 2002 would have been $4,905,477, or $1.40 per share.

     This represents an immediate increase in net tangible book value of $1.33 per share to existing stockholders, and an immediate dilution in net tangible book value of $3.60 per share, or 72%, to new investors in the offering, as illustrated in the following table:

Assumed initial public offering price per share.............           $5.00
  Pro forma net tangible book value at March 31, 2002.......  $0.07
  Increase in net tangible book value per share attributable
     to new investors.......................................   1.33
                                                              -----
Pro forma net tangible book value per share after the
  offering..................................................            1.40
                                                                       -----
Dilution per share to new investors.........................           $3.60
                                                                       =====

     The following table summarizes, on a pro forma basis as of March 31, 2002, the differences between the existing stockholders and the purchasers of shares in this offering with respect to the total price to be paid for these shares, the number of shares of common stock previously issued, the total consideration paid, and the average price per share paid.

                                         SHARES SOLD BY                                    AVERAGE
                                         DICKIE WALKER         TOTAL CONSIDERATION        PURCHASE
                                      --------------------    ---------------------       PRICE PER
                                       NUMBER      PERCENT      AMOUNT      PERCENT         SHARE
                                      ---------    -------    ----------    -------    ---------------
Existing stockholders...............  2,308,438      65.8%    $1,717,417      22.2%         $0.74
New investors.......................  1,200,000      34.2      6,000,000      77.8          $5.00
                                      ---------     -----     ----------     -----
          Total.....................  3,508,438     100.0%    $7,717,417     100.0%
                                      =========     =====     ==========     =====

     The foregoing tables does not give effect to:

     - Exercise of the underwriters' over-allotment option,

     - Conversion of an aggregate of $900,000 of promissory notes into 250,000 shares of common stock.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We do not intend to pay cash dividends on our common stock. We plan to retain our future earnings, if any, to finance our operations and for expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

                            SELECTED FINANCIAL DATA

     The selected financial data for the period from October 10, 2000 (inception) to September 30, 2001 and as of September 30, 2001 are derived from our audited financial statements included elsewhere in this prospectus which have been audited by Ernst & Young LLP, independent auditors. The selected financial data at March 31, 2002 and for the period from October 10, 2000 (inception) to March 31, 2001 and for the six month period ended March 31, 2002 is derived from the unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of operating results for the full year. The following data below should be read in conjunction with our financial statements and the accompanying notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                   PERIOD FROM          PERIOD FROM
                                                 OCTOBER 10, 2000     OCTOBER 10, 2000      SIX MONTHS
                                                  (INCEPTION) TO       (INCEPTION) TO         ENDED
                                                SEPTEMBER 30, 2001     MARCH 31, 2001     MARCH 31, 2002
                                                ------------------    ----------------    --------------
                                                                        (UNAUDITED)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales.....................................     $   614,891           $      --          $1,324,008
Cost of sales.................................         531,807                  --             921,296
                                                   -----------           ---------          ----------
Gross profit..................................          83,084                  --             402,712
Selling, general and administrative
  expenses....................................         973,713             397,211             623,761
                                                   -----------           ---------          ----------
Loss from operations..........................        (890,629)           (397,211)           (221,049)
Interest expense, net.........................        (358,545)           (323,504)            (45,515)
                                                   -----------           ---------          ----------
Net loss......................................     $(1,249,174)          $(720,715)         $ (266,564)
                                                   ===========           =========          ==========
Net loss per share -- basic and diluted.......     $      (.61)          $    (.39)         $     (.12)
Weighted average common shares outstanding....       2,039,949           1,827,525           2,300,000

                                                              SEPTEMBER 30, 2001    MARCH 31, 2002
                                                              ------------------    --------------
                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $   364,729         $   266,432
Working capital.............................................         742,347             474,441
Total assets................................................       1,638,792           2,119,466
Long-term debt and capital lease obligations, less current
  portion...................................................       1,053,276           1,034,347
Accumulated deficit.........................................      (1,249,174)         (1,515,738)
Stockholders' equity........................................         425,087             158,523

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to the historical information, this prospectus contains certain statements of a forward-looking nature relating to future events or our future financial performance that involve risks and uncertainties. The actual events or results could differ materially from those anticipated by such forward-looking information due to factors discussed under the captions "Risk Factors," "Business" and elsewhere in this prospectus.

OVERVIEW

     Dickie Walker Marine, Inc. designs and markets authentic lines of nautically-inspired apparel, gifts and decorative items. Dickie Walker(TM), our exclusive line of apparel and accessories, was introduced to the market in Spring 2001 in 20 West Marine stores. As a result of market acceptance of this line and our Fall 2001 line, we have entered into an agreement with West Marine to design, manufacture and distribute apparel and accessory lines to be marketed under West Marine's private label in 220 of their retail stores. During March 2002, we began shipping the initial inventory orders to 210 West Marine stores under this agreement.

     In addition to our business with West Marine, we design and market our own Dickie Walker(TM) branded lines and have established other distribution channels. Our distribution channels will continue to include independent manufacturer's agents and our own website, www.dickiewalker.com, as well as our own retail stores which we expect to open within the next two years.

     We were incorporated on October 10, 2000. During 2001, our first year of operations, our activities consisted largely of developing the infrastructure necessary to design and market our apparel and accessory lines, as well as launching our first two seasons' product lines in 20 West Marine stores. Because the number of West Marine stores we supply has significantly increased in the recent past, we anticipate our sales will grow substantially over the next 18 months. In addition, due to moving a significant portion of our manufacturing to offshore vendors, we anticipate that our gross margins will increase in the current year.

DEPENDENCE ON WEST MARINE AND RATE OF SELL-THROUGH

     In the period ended September 30, 2001, approximately 95% of our sales were made to West Marine. We expect that a significant portion of our sales in future periods will continue to be attributable to West Marine. The beginning shipments of initial inventory of apparel and accessories to West Marine's retail stores represented approximately 89% of our sales in the quarter ending March 31, 2002. Likewise, shipments of initial inventory of the Fall 2002 apparel and accessory lines are expected to comprise a significant portion of our sales in the last fiscal quarter of this year and the first quarter of the following fiscal year.

     Sell-through is the rate at which consumers purchase our products from West Marine's stores and other retailers. Based on our limited sales experience in the test market of West Marine stores to which we sold apparel and accessories in 2001, we are unable to currently estimate the rate of sell-through of our Spring and Fall 2002 apparel and accessory collections. The rate of sell-through will depend on, among other factors, consumer demand for apparel and accessories designed by us for West Marine. If our private label apparel and accessories enjoy high rates of sell-through, we anticipate that we will receive substantial re-orders from West Marine. Conversely, in the absence of high rates of sell-through, re-order rates may be low and demand for the following season's collection could be adversely impacted.

     In order to limit our dependence on West Marine, we have established the Dickie Walker brand of apparel and accessories that will be sold through specialty retailers, coastal living stores and our planned nautically-themed retail stores. While the establishment of these additional channels of distribution could result in substantial orders for initial inventory of Dickie Walker apparel and accessories, the rate of sell-through of Dickie Walker products will have a significant effect on the rate of re-orders we receive from stores in these channels of distribution and, in turn, on our dependence on West Marine.

RESULTS OF OPERATIONS

     The following table includes our unaudited quarterly results of operations data since our inception through March 31, 2002. We believe that this information has been prepared on the same basis as our audited financial statements and that all necessary adjustments, consisting only of normal recurred adjustments, have been included to present fairly the selected quarterly information when read in conjunction with our audited financial statements and the notes to those statements included elsewhere in this prospectus.

                                                  FISCAL YEAR 2001
                                ----------------------------------------------------     FISCAL YEAR 2002
                                  PERIOD FROM                                          --------------------
                                OCTOBER 10, 2000          THREE MONTHS ENDED            THREE MONTHS ENDED
                                  (INCEPTION)      ---------------------------------   --------------------
                                    THROUGH        MAR. 31,    JUNE 30,    SEPT. 30,   DEC. 31,    MAR. 31,
                                 DEC. 31, 2000       2001        2001        2001        2001        2002
                                ----------------   ---------   ---------   ---------   ---------   --------
STATEMENT OF OPERATIONS DATA:
  Net sales...................      $     --       $      --   $ 361,848   $ 253,043   $ 330,760   $993,248
  Cost of sales...............            --              --     312,963     218,844     267,603    653,693
                                    --------       ---------   ---------   ---------   ---------   --------
  Gross profit................            --              --      48,885      34,199      63,157    339,555
  Selling, general and
    administrative expenses...        64,457         332,754     282,349     294,153     310,417    313,344
                                    --------       ---------   ---------   ---------   ---------   --------
  Operating income (loss).....       (64,457)       (332,754)   (233,464)   (259,954)   (247,260)    26,211
  Interest expense, net.......            --        (323,504)    (13,658)    (21,383)    (21,318)   (24,197)
                                    --------       ---------   ---------   ---------   ---------   --------
  Net income (loss)...........      $(64,457)      $(656,258)  $(247,122)  $(281,337)  $(268,578)  $  2,014
                                    ========       =========   =========   =========   =========   ========
AS A PERCENTAGE OF NET SALES:
  Net sales...................            --              --         100%        100%        100%       100%
  Cost of sales...............            --              --          86          86          81         66
                                                               ---------   ---------   ---------   --------
  Gross profit................            --              --          14          14          19         34
  Selling, general and
    administrative expenses...            --              --          78         117          94         32
                                                               ---------   ---------   ---------   --------
  Operating income (loss).....            --              --         (64)       (103)        (75)         2
  Interest expense, net.......            --              --          (4)         (8)         (6)        (2)
                                                               ---------   ---------   ---------   --------
  Net income(loss)............            --              --         (68)%      (111)%       (81)%        0%
                                                               =========   =========   =========   ========

SIX-MONTH PERIOD ENDED MARCH 31, 2002 COMPARED TO THE PERIOD FROM OCTOBER 10, 2000 (INCEPTION) TO MARCH 31, 2001

     We shipped our first products in April 2001, accordingly, there were no sales in the period from October 10, 2000 (inception) to March 31, 2001. Net sales for the six-month period ended March 31, 2002 totaled approximately $1,324,000. Approximately 87% of these sales were directly to West Marine and an additional 5% were from custom orders originating in West Marine retail locations and through their holiday catalog. The remaining 8% of total net sales for the period originated from direct sales through our sales representatives to other customers. While our sales focus during the first fiscal quarter of 2002 continued to be the merchandising of our products in the test market of 20 West Marine stores, our focus during the second fiscal quarter of 2002 was to begin shipping the initial orders of the Spring 2002 line to 210 West Marine stores. As a result of this rollout of West Marine's private label apparel, sales during the second fiscal quarter of 2002 increased approximately $662,500, or 200%, over sales for the first fiscal quarter of 2002. This significant increase in revenue resulted in us reporting a profit for the quarter ended March 31, 2002.

     Cost of sales for the six-month period ended March 31, 2002 totaled approximately $921,300, or 70% of net sales. While the products sold in the first fiscal quarter of 2002 had been purchased through our primary domestic source at that time, approximately 45% of the products sold in the second fiscal quarter of 2002 were manufactured offshore. Accordingly, our margins improved from 19% to 34% over these two periods.

     Selling, general and administrative expenses for the six-month period ended March 31, 2002 totaled approximately $623,800. The components of these costs are as follows: $91,100 in design and marketing costs, $229,000 in payroll and outside service costs, $153,600 in depreciation and amortization costs, $31,900 in travel and related expenses, and $118,200 in other selling, general and administrative expenses. Selling, general and administrative expenses for the period from October 10, 2000 (inception) to March 31, 2001 totaled approximately $397,200, with approximately $216,600 representing design and marketing costs, $106,300 in payroll and outside service costs, and the remaining $74,300 of costs representing our start-up costs and other selling, general and administrative expenses. During the period from October 10, 2000 (inception) to March 31, 2001, we primarily relied on consultants for our design and marketing services. Reflected in the above amounts for the six-month period ended March 31, 2002 is that most of our design and marketing services are performed by our own employees.

     We incurred interest expense for the six-month period ended March 31, 2002 totaling $47,900. These expenses represent interest in connection with the notes payable to stockholders, capital lease obligation and the amortization of deferred financing costs. Interest expense for the period October 10, 2000 (inception) through March 31, 2001 totaled approximately $323,500, of which approximately $317,000 corresponds to a noncash charge related to notes payable issued in connection with a private placement of common stock in 2001 which were issued at interest rates below market rates (See Note 4 to the financial statements).

     Interest income of $2,400 for the six-month period ended March 31, 2002 resulted from the interest earned on a money market account which contained funds raised in 2001 through the private placement of our common stock and promissory notes. We had no excess funds to invest during the period from October 10, 2000 (inception) to March 31, 2001 as we were in the process of being established.

     As a result of the factors described above, we had a net loss of $266,600 and $720,700 for the six-month period ended March 31, 2002 and the period from October 10, 2000 (inception) to March 31, 2001, respectively.

PERIOD FROM OCTOBER 10, 2000 (INCEPTION) THROUGH SEPTEMBER 30, 2001

     Net sales for the period October 10, 2000 (inception) through September 30, 2001 totaled approximately $615,000. Approximately 95% of these sales were to West Marine, with the remaining sales generated primarily from custom orders originating in the West Marine stores and a small amount of direct sales through our sales representatives and our website, www.dickiewalker.com. Our major focus during the period ended September 30, 2001, was the merchandising of our products in the test market that consisted of 20 West Marine stores.

     Cost of sales for the period October 10, 2000 (inception) through September 30, 2001 totaled approximately $532,000, or 86% of net sales. In connection with launching our business, our initial focus was on product introduction and merchandising that negatively impacted our gross margin. In addition, throughout this period, we had one primary domestic source, or vendor, for our products. Beginning with the Spring 2002 line, a majority of our products will be manufactured or sourced offshore and we will assume responsibility for warehousing and distributing our products, which we believe will enhance our gross margins.

     Selling, general and administrative expenses for the period October 10, 2000 (inception) through September 30, 2001 totaled approximately $974,000. The components of these costs are as follows:

     - $345,000 in design and marketing costs,

     - $290,000 in payroll and outside service costs,

     - $96,000 in depreciation and amortization costs,
                                        17
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     - $94,000 in travel and related expenses, and

     - $149,000 in other selling, general and administrative expenses.

     We incurred interest expense for the period October 10, 2000 (inception) through September 30, 2001 totaling $370,000. Of this amount, approximately $317,000 corresponds to a non-cash charge relating to notes payable issued in connection with a private placement of common stock in 2001 which were issued at interest rates below market rates (See Note 4 to the financial statements.) The remainder of this expense was interest paid in connection with the notes payable to stockholders, capital lease obligations and the amortization of deferred financing costs.

     Interest income of $12,000 for the period October 10, 2000 (inception) through September 30, 2001 resulted from the interest earned on a money market account which contained funds raised in 2001 through the private placement of our common stock and promissory notes.

     As a result of the factors described above, we had a net loss of $1,249,000 for the period ended September 30, 2001. Our pre-tax loss was equal to our after-tax loss as we had no income on which taxes were payable.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have funded our operations and satisfied our capital expenditure requirements primarily with gross proceeds from the private placement of our common stock and promissory notes in 2001 and sales of common stock to our founders. Proceeds from these sources since inception and through March 31, 2002 totaled approximately $2,280,000 and capital equipment lease financing totaled approximately $207,000.

     During the period October 10, 2000 (inception) through September 30, 2001, operating activities used cash totaling approximately $1,215,000. This amount primarily reflects the net loss of approximately $1,249,000 for the period. For the six-month period ended March 31, 2002, net cash was provided by operating activities of approximately $59,000. The net loss of $267,000 for the six-month period was offset by increases in cash arising principally from the collection of accounts receivable, advances from a customer, and an increase in accounts payable.

     During the period October 10, 2000 (inception) through September 30, 2001, and the six-month period ended March 31, 2002, investing activities used cash totaling approximately $620,000 and $141,000, respectively, principally for the purchase of property and equipment. Of the $593,000 spent for the purchase of property and equipment during the period October 10, 2000 (inception) through September 30, 2001, $215,000 was spent on development of our website, $297,000 was spent on fixtures primarily for West Marine stores, and the remaining $81,000 on office furniture and computer equipment.

     Our planned capital expenditures over the next 12 months, assuming the closing of this offering, are as follows:

     - $650,000 for store fixtures

     - $200,000 for information systems

     - $350,000 for warehousing and distribution equipment, and

     - $100,000 for a trade show booth.

     As of April 10, 2002, we had approximately $891,000 of firm inventory purchase commitments with our foreign and domestic suppliers.

     Included in the March 31, 2002 balance sheet is finished goods inventory totaling approximately $414,000 which have been partially paid for by the customer. Advances received related to this inventory, which is waiting to be shipped to the customer's retail store locations, total approximately $418,000.

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     As of March 31, 2002, approximately $266,432 in cash and cash equivalents was available to fund operations. We believe that existing cash resources, together with the net proceeds from this offering and expected revenue from the Spring 2002 and Fall 2002 lines, will be sufficient to satisfy our cash requirements through fiscal 2002. Thereafter, if cash generated from operations is insufficient to satisfy our working capital and capital expenditure requirements, we will need to raise additional funds through the public or private sale of our equity or debt securities or from other sources. No assurance can be given that our business or operations will not change in a manner that would consume available resources more rapidly than anticipated. The timing and amount of our capital requirements will depend on a number of factors, including demand for our products, the need for merchandising and promotional programs and competitive pressures. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and our stockholders will experience additional dilution. Such additional securities may have rights, preferences, or privileges senior to those of our common stockholders. There can be no assurance that the additional financing will be available on terms favorable to us, if at all. If adequate funds are not available, or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or otherwise respond to competitive pressures could be significantly limited. Our business, financial condition and results of operations may be harmed by such limitations.

CRITICAL ACCOUNTING POLICIES

  Inventory Reserves

     At March 31, 2002 and September 30, 2001, our reserve for excess and obsolete inventories was $85,000 and $23,794, respectively. We believe that these reserves are sufficient to reduce the inventories to net realizable value. Should our product introductions in the Spring and Fall of 2002 not achieve the customer acceptance as we anticipate, potential future losses may occur to the extent of the reduced carrying value of the inventory.

  Returns and Customer Markdowns

     Historically, we have not accepted any product returns from our customers or provided markdown concessions on product at retail customer locations. However, our business practices could change which may impact future operating results and our financial condition.

FUTURE TRENDS

     Beginning with the Spring 2002 line, a large percentage of our products will be manufactured or sourced offshore and we will assume responsibility for warehousing and distributing our products. We anticipate that these changes will improve our gross margins in the year ending September 30, 2002.

SEASONALITY

     Our business is seasonal and our sales are generally higher in the second and third fiscal quarters. These trends result primarily from the timing of seasonal shipments to customers. Fluctuations in sales and operating income in any fiscal quarter may be affected by the timing of seasonal shipments and other events affecting the retail customers.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which supercedes APB 17, Intangible Assets, and eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets. Instead, goodwill and other intangibles with indefinite lives will be tested for impairment on at least an annual basis utilizing a test that begins with an estimate of the fair value of the reporting unit or intangible asset. Previous accounting principles utilized undiscounted cash flows to determine if an

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

impairment had occurred. We will adopt SFAS No. 142 during fiscal 2002. However, it is not anticipated to have an impact on our operations or financial condition.

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which will become effective for the Company beginning in fiscal 2003. This statement establishes a number of rules for the recognition, measurement and display of long-lived assets which are impaired and either held for sale or continuing use within the business. In addition, the Statement broadly expands the definition of a discontinued operation to individual reporting units or asset groupings for which identifiable cash flows exist.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio. Our risk associated with fluctuating interest income is limited, however, to our investments in interest rate sensitive financial instruments. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. We ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We mitigate default risk by investing in investment grade securities. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of our interest sensitive financial instruments. Declines in interest rates over time will, however, reduce our interest income while increases in interest rates over time will increase our interest expense.

     Our sales are to customers in the United States and all transactions to date have been made in U.S. dollars. Accordingly, we have not had any exposure to foreign currency rate fluctuations, nor do we have any foreign currency hedging instruments in place. Our future plans involve sourcing a substantial portion of our products from the Far East. We contemplate that these transactions will be in U.S. dollars.

                                    BUSINESS

OVERVIEW

     Dickie Walker Marine, Inc. designs and markets authentic lines of nautically-inspired apparel, gifts and decorative items to what we believe is an underserved market. Our products are designed to appeal to consumers who enjoy coastal living. The Dickie Walker(TM) brand is an exclusive line of comfort-wear apparel and lifestyle accessory items. Our unique apparel line features quality fabrics and comfortable silhouettes for the 30 to 60 year-old, upper middle class consumer. The Dickie Walker line also features marine-inspired decorative and functional accessory items for the home, office and boat.

     We design, manufacture, and distribute West Marine(TM) branded apparel and accessories for West Marine Products, Inc., referred to as West Marine. West Marine has over 240 retail stores nationwide, making it one of the largest marine retailers in the United States. Currently, a major focus of our company is to build the apparel and accessory sales of West Marine.

     The Dickie Walker(TM) lifestyle brand of apparel and accessories will be sold to specialty retailers and coastal stores beginning in Fall 2002. We expect to open two coastal living retail concept store in the next 12 to 24 months. These stores will emphasize coastal and marine inspired lifestyle merchandise. We held a sales meeting in April 2002 for our sales representatives who will begin selling Dickie Walker(TM) products to specialty retailers and coastal stores. While we have had preliminary discussions with some potential customers, no commitments have been made to date.

     We also have a limited number of customers for private label apparel and corporate sales. This business involves sales of customized apparel and embroidered Dickie Walker apparel to businesses for their corporate events, trade shows and for general promotion of their brand and company. We believe that our design expertise and access to manufacturing sources will enable us to obtain additional business from private label and corporate customers.

     During our first year, approximately 80% of our time and effort was devoted to developing our business and infrastructure. This percentage decreased to 40% in the six months ended March 31, 2002. Development of our business and infrastructure consisted of the following:

     - developing and merchandising our store fixtures program,

     - testing market acceptance of our products at West Marine retail stores,

     - conducting test promotions at West Marine retail stores,

     - developing our website,

     - developing sources for our products,

     - creating infrastructure and operational controls,

     - developing fabrics, patterns and silhouettes,

     - hiring and training our personnel,

     - developing product categories, and

     - developing our embroidery program and creating our embroidery library and marketing materials.

     Dickie Walker's management team, led by Gerald W. Montiel, founder and former Chief Executive Officer and Chairman of the Board of Ashworth, Inc., has substantial experience in the design, production, embroidery, distribution and merchandising of apparel and accessories.

INDUSTRY AND THE MARKET

     Water-related activities are very popular in the United States. Much of the U.S. population lives in close proximity to an ocean, lake, river or body of water capable of supporting recreational boating.

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

According to the National Marine Manufacturer's Association, approximately 70 million people participated in recreational boating during the year 2000. We believe that the U.S. population's close proximity to water coupled with its interest in boating provides us with an opportunity to develop a successful nautical brand.

     There are several large chains of retail marine supply stores in the United States that include apparel in their product mix. One of the largest of these, West Marine, has over 240 stores nationwide and sells marine hardware, boating supplies, and to a lesser degree, apparel. Other major marine supply store chains include Boats US and Boater's World. There are also many small regional chain stores and local independent marine stores throughout the United States. Most of these stores emphasize hardware and compete on price.

     We believe there are no significant retailers currently focusing on coastal living apparel and accessories in the United States. While numerous companies provide apparel for resorts, coastal stores and marine supply stores, we believe they do not design their apparel and accessories to appeal to consumers who aspire to the coastal lifestyle.

BUSINESS OBJECTIVES AND STRATEGIES

     Our primary business objectives are to:

     - Build the West Marine(R) private label brand to enhance sales of West Marine apparel and accessories in its retail stores, and

     - Build the Dickie Walker(TM) brand of apparel and marine-inspired decorative and functional accessories for the home, office or boat.

     Our strategies to achieve these objectives are to:

     - Introduce new items designed specifically for the West Marine customer base, with apparel featuring innovative designs and quality fabrics at moderate prices and accessories incorporating unique designs and functionality,

     - Enhance our marketing strategy for the Dickie Walker(TM) brand through monitoring and responding to consumer tastes, test marketing our products, and undertaking branding initiatives,

     - Reinforce the Dickie Walker(TM) brand image using marine, nautical and coastal life themes,

     - Increase sales by expanding our existing distribution channels,

     - Expand distribution channels by increasing our sales force, attending industry trade shows and selling through specialty retailers, sporting goods stores, coastal stores and department stores,

     - Continue to create innovative designs that fit our customers' needs,

     - Expand the range of items in our current product lines and add complementary product lines,

     - Increase our merchandising effectiveness by creating the visual impact of a strong, consistent brand image with coordinated point of sale displays, packaging, hang tags and labels,

     - Provide superior customer service to West Marine and other customers in the areas of embroidery and order fulfillment,

     - Increase gross margins through our new overseas vendor relationships, and

     - Increase the effectiveness of our operations by improving our information systems through acquisition of additional computer software and hardware which will enhance our ability to:

        - create suggested reorders,

        - process electronic orders, invoices, and sales reports,

        - analyze store capacities, gross margin, and merchandising mix,
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

        - analyze sales trends,

        - analyze product performance,

        - automate warehouse functions for improved accuracy, and

        - implement internal controls.

     We believe that our receipt of the proceeds of this offering will enable us to implement these strategies and increase our sales and gross margins. Following this offering, we expect to focus our activities on product design and production and promotion of our sales and marketing activities as we strive to meet our objectives.

PRODUCTS

DESIGN

     We endeavor to create innovative designs that fit our customers' needs. The West Marine(R) apparel line by Dickie Walker is designed by us with the boater in mind and features knit and woven shirts, shorts, swim trunks, windshirts, pullovers, hats, pants, jackets, and carry bags. Some pieces are embellished with marine-flavored graphic designs and embroidery.

     The Dickie Walker(TM) branded apparel line features comfort wear for men and women who enjoy coastal living. Our apparel is made with high quality fabrics and is designed with a full, active fit for comfort and movement. Nautical embellishments including embroidery and graphic designs play a key role in defining the line.

     The Dickie Walker(TM) line of gift and decorative items are nautically inspired pieces for the home, office or boat. Targeting the same consumer as our apparel line, we believe these items will appeal to upper middle class consumers in the 30 to 60 year-old range who enjoy and identify with the coastal lifestyle.

     Our gift and decorative items consist of domestic soft goods, such as towels, linens, rugs, pillows, bags, wastebaskets, placemats, napkins, potholder mitts, and aprons; cocktail coasters; storage containers; wine bags; blankets; candles; and stationery items, such as log books, photo albums, journals, guest books, and decorative note pads. We design these accessories to incorporate elements of the sea to provide a nautical look and feel. Some of our accessories are designed specifically for use in vessel galleys and other interior applications.

     We believe that the Dickie Walker(TM) brand and the West Marine(R) private label brand will not compete with each other. The West Marine(R) brand of men's apparel is designed specifically for boaters and is sold in West Marine stores and catalogs. Dickie Walker(TM) brand apparel is designed as a lifestyle brand, with different fabrics and silhouettes, and higher price points than the West Marine(R) brand. Dickie Walker(TM) apparel will be marketed to distribution channels other than marine retailers.

PRODUCTION

     We employ an experienced production management and sourcing team. We contract with domestic and overseas independent contractors to produce fabric and to cut and sew our apparel. We typically negotiate credit terms of net 30 to 60 days with our major domestic suppliers. International manufacturers and suppliers typically require the issuance of a letter of credit prior to beginning work. We are generally required to place orders with international manufacturers three or four months before the proposed shipment date. We pay all manufacturers in U.S. dollars.

     Use of offshore manufacturers enables us to secure better pricing on volume goods than that offered by many domestic manufacturers. Domestic manufacturing typically costs more than offshore manufacturing. We use domestic manufacturing for quick-turn items and specialty items not available from offshore suppliers. We estimate currently that 55% of our products are supplied by offshore manufacturers and 45%

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

are supplied by domestic manufacturers. Our orders are placed and delivered through written orders with both our overseas and domestic suppliers.

MARKETING AND SALES

     Marketing and sales of our products is or will be accomplished using these channels of distribution:

     - our arrangement with West Marine,

     - specialty retailers, resorts and coastal stores,

     - our future retail concept stores,

     - private label manufacturing and co-branded sales, and

     - our website.

OUR AGREEMENT WITH WEST MARINE

     Dickie Walker products are currently available for sale under the West Marine(R) private label through West Marine retail stores, catalogs, and through the West Marine website, www.westmarine.com, which is linked to our website, www.dickiewalker.com.

     Historically, West Marine's apparel department has been comprised of numerous general sportswear brands with no dominant brand or consistent merchandising theme. Our goal is to increase West Marine's apparel sales by creating an authentic boating sportswear line for the West Marine(R) brand. We recently entered into a two-year agreement with West Marine to provide substantially all of the design, sourcing, manufacturing and distribution for West Marine's apparel department, excluding shoes and foul weather gear.

     West Marine chose Dickie Walker to design its West Marine(R) branded apparel line after a 20-store test of Dickie Walker apparel during 2001. We have subsequently agreed with West Marine to expand the scope of our services to encompass design and manufacture of the majority of the West Marine(R) branded casual apparel line for the 220 West Marine stores that carry apparel. In addition to apparel, Dickie Walker(TM) brand galley items will be sold in the West Marine stores beginning in April 2002. This line of galley products currently consists of placemats, napkins, potholders, towels, containers and other items.

     We believe that we can assist West Marine with its goals of increasing sales, gross margins, and inventory turn by focusing on products and styles that are more directly aimed at West Marine's core customer, the boater. We believe choosing appropriate styles, fabrics, quality and embellishments will help to establish the West Marine(R) apparel line as an authentic boater's line.

     Our performance under the agreement with West Marine is measured on sales increases, store gross margins and the rate of inventory turn. The agreement is renewable beyond the initial two-year term at the option of West Marine. West Marine may terminate the agreement if we do not perform adequately. West Marine accounted for approximately 87% of our sales during the first two quarters of fiscal 2002.

SALE OF DICKIE WALKER(TM) BRAND PRODUCTS THROUGH SPECIALTY RETAILERS, RESORTS AND COASTAL STORES

     One of our primary goals is to build the Dickie Walker(TM) lifestyle brand of apparel, gifts and accessories that will be sold to specialty retailers, resorts and coastal stores beginning in Fall 2002. Pricing is in the moderate to upper range, which we believe reflects the quality of our products and our target market. We use a network of independent manufacturer's agents to market the Dickie Walker(TM) brand products to specialty retailers, resorts and coastal and department stores, and we pay our independent agents a commission on shipped and collected invoices after a sale. We anticipate entering into written agreements with our independent agents, which will contain 30-day cancellation provisions for either party. To date, five independent agents represent the Dickie Walker(TM) brand and we plan to increase the number of independent agents who sell the Dickie Walker line.

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

     While we had preliminary discussions with some specialty retailers and coastal stores, we have not yet entered into any contractual arrangements with any of them. We anticipate that arrangements will begin to be made in May 2002, after our meeting with our sales force, which was held in mid-April 2002.

OUR FUTURE RETAIL CONCEPT STORES

     We expect to launch two coastal lifestyle retail concept stores over the next 12 to 24 months as a potential brand-building and profit initiative. The length of time it will take to open these stores will depend upon several factors, including how quickly we can identify and lease suitable retail space. We believe that a strong merchandising presentation of apparel and lifestyle items, store fixtures, and nautical point-of-sale decor and materials in a complete coastal living shopping environment will appeal to consumers as a unique destination store. Depending upon performance of the initial two stores, we may open additional stores. We may choose to enter into a joint venture with another company as part of the store launch or rollout plan.

OTHER PRIVATE LABEL AND CO-BRANDED MANUFACTURING

     Our private label manufacturing includes sales to businesses for their corporate events, trade shows, and general promotion of their brand and company. We customize Dickie Walker branded apparel using embroidered company names, logos and event names. Our private label/co-branding manufacturing activities generate revenue without requiring a significant amount of sales and marketing expense. To date, we have engaged in private label/co-branded manufacturing for a small number of corporate clients other than West Marine, and we envision that this segment of our business will expand. Sales to co-branded manufacturing customers are made by our management team.

WEBSITE

     Dickie Walker will provide custom embroidery and distribution services for West Marine(R) branded apparel and we will market the Dickie Walker(TM) brand on our website at www.dickiewalker.com. Presently, the website is focused on selling apparel and custom embroidery services, and we plan to expand the website over the next 12 months to include accessories.

BRAND IMAGE

     The Dickie Walker(TM) brand was inspired by a 50 year-old classic wooden hulled motor yacht. The Dickie Walker yacht is a 63-foot Nova Scotian trawler and we believe its image appeals to those who enjoy the coastal lifestyle because of the vessel's looks, classic design, originality, woodwork and overall charm. We use the vessel's image and name on our labels, catalogs, packaging, hang tags, posters, website and point of sale displays to create a foundation of authenticity and originality for the Dickie Walker(TM) brand. The vessel is owned by Gerald W. Montiel, our Chief Executive Officer, a director and a principal stockholder.

     Mr. Montiel has granted us the exclusive and unlimited right to use the name, image and likeness of the Dickie Walker vessel in connection with our business. This right was granted under a 99-year license which is binding on all subsequent owners of the vessel.

     The Dickie Walker(TM) brand was first introduced to boaters in West Marine retail stores. We plan to expand exposure of the brand into the broader coastal lifestyle market through sales to resorts, specialty retailers, and coastal stores. We believe the details of our designs, the nautical embellishments on our products, the look and feel of our product packaging, and the uniqueness of our merchandising displays will combine to form a unique and consistent image of the Dickie Walker(TM) brand in consumers' minds. We believe that consumers will grow to expect quality and excellence from Dickie Walker as an authentic source for nautical apparel, gifts and accessories.

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

MERCHANDISING AND DISPLAY

     The Dickie Walker merchandising plan builds upon the proven success of our merchandising program currently in place for the West Marine(R) brand at 20 West Marine stores. Dickie Walker's philosophy is to have an integrated merchandising presentation which communicates a strong visual impact and brand message. This will be accomplished through the use of coordinated point-of-sale materials, packaging, marketing initiatives, and fixtures.

     We believe a distinctive merchandising program encompassing apparel, accessories, and lifestyle items will sell the Dickie Walker(TM) brand to retail stores. Embellished items, such as embroidery, prints and graphic designs, will build the image of an authentic marine-inspired brand. The images in the merchandising package are designed to convey the feeling and inspiration of coastal living, and many of these images will feature the Dickie Walker vessel.

EMBROIDERY SERVICES

     Custom embroidery service is a key marketing tool for us. We have created an exclusive logo library for our customers which features unique nautical designs that can be embroidered on Dickie Walker products. Based on the success of the Dickie Walker embroidery sales in West Marine's retail stores and mail order catalog in 2001, we believe there is an opportunity to build this segment of our business. Currently, we offer custom embroidery services to West Marine customers enabling them to have the names of their boats, crew or events embroidered on items they purchase, together with a nautical design from our exclusive logo library. We feel this is an underserved part of West Marine's apparel business and that custom embroidery services provide a good opportunity to increase sales.

     Dickie Walker will also offer custom embroidery services to resorts, destination stores, corporate customers, and special event customers on Dickie Walker(TM) branded apparel and lifestyle items.

OPERATIONS

     Our management team has extensive experience with customer service, distribution, embroidery operations, and information technology. Dickie Walker employs its own warehouse staff to embroider and distribute our products from our Oceanside, California warehouse. All of our products are distributed from this facility, which we expect will accommodate our needs for between one and two years.

     Dickie Walker currently holds capital leases on four embroidery machines which are located in our Oceanside, California warehouse. We believe that utilizing our own machines gives us a competitive advantage for providing custom embroidery services to our customers. We recently purchased a new order processing and inventory software system. We will be electronic data interface-capable by Summer 2002.

COMPETITION

     We compete generally for the disposable income of consumers and operate in a highly competitive environment against many competitors with significantly more resources and well-established brand names. Numerous apparel brands are sold in coastal stores, specialty retail stores, marine supply stores and resorts. Although some companies have marketed their apparel with a nautical theme, we believe the apparel is not designed specifically to appeal to boaters or those who enjoy the coastal lifestyle. We view our primary competitors as apparel companies that sell general outdoor wear and sportswear such as Tommy Bahama, Polo and Columbia. In the apparel industry, no single company dominates the marketplace.

     The gift and decorative items market is also highly competitive, with a significant number of both large and small participants. Our competitors in these markets distribute their products through independent gift retailers, department stores, mass merchandisers and catalogue retailers or through direct response marketing. We believe the principal elements of competition in the gift and decorative items market is product design and quality, brand name loyalty, merchandising and price.

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

GOVERNMENT REGULATION

     Many of our imports are subject to existing or potential duties, tariffs or quotas that may limit the quantity of certain types of goods which may be imported into the United States, including constraints imposed by bilateral textile agreements between the United States and a number of foreign countries. These agreements impose quotas on the amounts and types of merchandise that may be imported into the United States from these countries. These agreements also allow signatories to adjust the quantity of imports for categories of merchandise that, under the terms of the agreements, are not now subject to the specific limits.

     Our imported products are subject to United States customs duties. The United States and the countries in which our products are manufactured may impose quotas, duties, tariffs or other restrictions which could adversely affect our business.

     Our vendors and suppliers are subject to applicable laws and regulations, including labor laws and laws regulating the minimum age for workers. In the United States, our vendors and suppliers must comply with the federal Fair Labor Standards Act, which establishes the minimum age for workers, including those in the garment industry. If they do not comply, and we receive shipments from them, we can be deemed to be in violation of the Fair Labor Standards Act. The Fair Labor Standards Act provides a safe harbor for us if we obtain written statements from our vendors and suppliers affirming that they are in compliance with the Act. We are attempting to obtain such written statements from each of our suppliers and vendors. Some states, such as California, also have their own child labor laws.

TRADEMARKS

     We have applied for federal trademark registration of our logo which consists of a drawing of the Dickie Walker vessel and the words "Dickie Walker Built 1951 Authentic Marine." We currently have eight applications for this trademark pending in the U.S. Patent and Trademark Office covering a variety of goods. We own the domain name for our website, www. dickiewalker.com. We have not registered copyrights on our designs with the U.S. Copyright Office but we may register some proprietary designs in the future.

EMPLOYEES

     As of March 31, 2002, we had 19 employees, all of whom were full-time. None of our employees are represented by a labor union or under collective bargaining agreements. We believe our relations with our employees to be good.

PROPERTIES

     We currently have one facility located in Oceanside, California, which consists of 18,000 square feet of office and warehouse space. The facility is used for our corporate offices, to warehouse goods, to embroider goods, and for distribution. We lease the facility from WHMF under a 15-month lease that initially expires April 30, 2003 and may be extended for an additional three-year term.

LEGAL PROCEEDINGS

     We are not involved in any litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about our directors and executive officers as of March 31, 2002:

NAME                                            AGE    POSITION
----                                            ---    --------
Gerald W. Montiel...........................    55     Chief Executive Officer, Chief Marketing
                                                       Officer, Chairman of the Board, and
                                                       Director
Julia Sargent Knudsen.......................    37     President, Chief Operating Officer, Chief
                                                       Financial Officer, Controller and Director
Sandra L. Evans.............................    43     Secretary, and Vice President of
                                                       Distribution
Norman Lefkovits, Jr. ......................    53     Director(1)(2)
Brian F. Kaminer............................    45     Director
James R. Smith..............................    56     Director(1)(2)
W. Brent Robinson...........................    57     Director

---------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Our directors are elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Our officers serve at the pleasure of the Board of Directors, except for Mr. Montiel who has a three-year agreement with us. All of our officers work for us on a full-time basis.

     The following sets forth biographical information concerning our directors and executive officers for at least the past five years. All of the following persons who are executive officers are also full-time employees.

     Gerald W. Montiel is our founder and has served as our Chairman of the Board and Chief Executive Officer since our inception in October 2000, and our Chief Financial Officer since our inception until February 2002. Mr. Montiel has served as our Chief Marketing Officer since February 2002. In 1987, Mr. Montiel co-founded Ashworth, Inc., the largest branded golf apparel company in the United States, and served as its President and Chief Executive Officer from its inception until 1995, and as Chairman of the Board from its inception until his retirement from Ashworth in 1998. Ashworth was recognized in 1994 and 1995 as one of America's 100 fastest-growing companies by Fortune magazine. In 1973, Mr. Montiel founded World of Arts and Crafts Stores, a 14-store retail chain that merged with Michael's Arts and Crafts Stores in 1984. Mr. Montiel served on Michael's Board of Directors from 1984 to 1985. Mr. Montiel graduated from Colorado State University with a degree in Business Administration and an emphasis in Marketing. He was recognized as its Honored Alumni of the Year in 1994 and he currently serves on the Advisory Board of the Colorado State University Business School.

     Julia Sargent Knudsen has served as our President and Chief Operating Officer and as a director since inception in October 2000. She has served as our Chief Financial Officer since February 2002. Ms. Knudsen has over 15 years experience in apparel, manufacturing, and information technology industries. Ms. Knudsen was Vice-President of Corporate Communications and Information Technology at Ashworth, Inc. from 1997 to 1999. From 1996 to 1997, Ms. Knudsen was the Director of Software Development and Planning at Quiksilver. Ms. Knudsen holds a Bachelor of Arts degree in Economics from the University of Illinois, Urbana-Champaign.

     Sandra L. Evans was appointed Secretary in May 2001 and Vice President of Distribution in February 2002. Ms. Evans has over 20 years experience in the apparel and embroidery industry. From 1993 to 2001, Ms. Evans held positions of Embroidery Manager, Director of Global Services and Embroidery and Director of Sales at Ashworth, Inc. She was Vice President of Pacific Sportswear from 1991 to 1993 where she oversaw sales and embroidery distribution. In addition, she owned and operated Bushwakker Sportswear from 1986 to 1992, which specialized in manufacturing, screen printing and embroidery for corporate customers in the San Diego area.

     Norman Lefkovits, Jr. was appointed as a director in May 2001. Mr. Lefkovits has over 30 years of experience in the apparel industry. Mr. Lefkovits was a licensee for No Fear from 1991 to 1999. He was a licensee for Jimmy Z T-Shirt from 1985 to 1990. Mr. Lefkovits has a Bachelor of Arts degree in Marketing from the University of Alabama.

     Brian F. Kaminer has served as a director since inception. Since 1997, Mr. Kaminer has been providing merchandising and marketing consulting services through his company, Lake Consulting, to companies such as SkyMall and J. Crew. From 1996 to 1997, Mr. Kaminer served as Senior Vice President and General Merchandise Manager at Williams-Sonoma. From 1994 to 1995, Mr. Kaminer served as Senior Vice President of Product Integrity for the Home Shopping Network and as Vice President of Brand Integrity for Lands End from 1992 to 1994. From 1989 to 1992, he was the Vice President of Merchandising for Nautica Enterprises. From 1983 to 1989, he served as Vice President of Merchandising for Gant Corporation.

     James R. Smith was elected as a director in May 2001. Since 1981, Mr. Smith has been the Chairman and Chief Executive Officer of Smith Investments, Inc. His experience includes the acquisition and management of real estate income properties consisting of management of over 450 apartment units with an ownership interest in over 280 units and several commercial buildings, as well as undeveloped real estate. Mr. Smith holds a Bachelor of Science degree in Business Administration, a Masters of Economics, and a Masters of Business Administration from Colorado State University. Mr. Smith currently serves on the Advisory Board of the Business School at Colorado State University.

     W. Brent Robinson was elected as a director in February 2002. Mr. Robinson has over 30 years of experience in the retail industry, specializing in retail store chain development, operations and management. Since 1999, Mr. Robinson has been Chairman and Chief Executive Officer of Virtual Habitat, Incorporated which designs, sells, installs and maintains entertainment systems for residential and commercial use. From 1993 to 1999, he was President and Chief Executive Officer of The Store Group, a retail advisory group for retailers, wholesalers, manufacturers and catalog companies. From 1990 to 1992, Mr. Robinson was a Vice President of Blockbuster Video. Mr. Robinson was Vice President of The Limited, Inc. and of Abercrombie & Fitch from 1989 to 1990. Mr. Robinson was a regional manager for the Lerners Shops from 1987 to 1989, and a regional manager for The Limited Stores from 1985 to 1987.

COMMITTEES OF BOARD OF DIRECTORS

     Our Audit Committee consists of Messrs. Smith and Lefkovits, both of whom are independent directors. The Audit Committee is responsible for recommending to our board the engagement of independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors.

     Our Compensation Committee consists of Messrs. Smith and Lefkovits both whom are independent directors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our officers, and is also responsible for administering the 2002 Equity Incentive Plan.

     The board does not have a nominating committee. The selection of nominees for the Board of Directors is made by the entire Board of Directors.

DIRECTORS COMPENSATION

     While we do not pay cash compensation to our directors, they are reimbursed for expenses they incur in attending meetings of the Board or Committees of the Board. It is expected that our outside directors will receive an annual award of stock options under our equity incentive plan. In February 2002, our board authorized the issuance of a total of 110,000 stock options to our directors, other than Mr. Montiel, which will become effective upon the closing of this offering. The options will be exercisable at the public offering price and will vest over a four-year period.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us to our Chief Executive Officer and other executive officers from inception through the period ended September 30, 2001. No executive officer received compensation exceeding $100,000 during 2001.

                                                              FISCAL       ANNUAL
NAME AND POSITION                                              YEAR     COMPENSATION
-----------------                                             ------    ------------
Gerald W. Montiel...........................................   2001       $     0
  Chief Executive Officer and Chief Marketing Officer
Julia Sargent Knudsen(1)....................................   2001       $78,000
  President, Chief Financial Officer, Controller and Chief
Operating Officer
Brian F. Kaminer............................................   2001       $94,000
  Vice President of Merchandising (until July 2001)

---------------

(1) In February 2002, Ms. Knudsen received incentive stock options to purchase 50,000 shares of common stock, which will become effective upon the closing of this offering. The options are exercisable at the public offering price. 25% of the options will vest after one year and the remainder will vest monthly over the following three years. During December 2000, we paid Ms. Knudsen approximately $6,000 in consulting fees. Effective January 1, 2001, Ms. Knudsen became an employee with an annual salary of $96,000.

EMPLOYMENT AGREEMENT

     On February 1, 2002, we entered into an employment agreement with Gerald W. Montiel, under which he serves as our Chairman of the Board, Chief Executive Officer and Chief Marketing Officer. Under the agreement, Mr. Montiel is entitled to a minimum base salary of $100,000 per year, beginning October 1, 2002, but will not be entitled to a salary until then. He may be awarded bonuses at the discretion of the Board of Directors. He is entitled to the employee benefits we offer to all of our employees. If Mr. Montiel's employment is terminated for any reason other than (i) by Mr. Montiel's voluntary resignation,
(ii) by his death, disability or normal retirement or (iii) by us for cause, Mr. Montiel will be entitled to severance compensation equal to one year's salary. During the term of this agreement Mr. Montiel agreed to protect our confidential information, to refrain from competing with us, and to assign to us all rights in intellectual property developed by him during the term of his employment.

2002 EQUITY INCENTIVE PLAN

     Our board adopted the Equity Incentive Plan as of January 24, 2002 and it was approved by our stockholders on February 7, 2002. Under this plan, we may grant to our designated employees, officers, directors, advisors and independent contractors incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights. By encouraging stock ownership, we seek to motivate plan participants by allowing them an opportunity to benefit from any increased value of our company which their effort, initiative, and skill help produce. As of the date of this prospectus, no options were outstanding under the plan, however, in February 2002, our board authorized the issuance of 170,000 stock options under the plan which will become effective upon the closing of this offering. The options will be exercisable at the public offering price.

     The table reflects information about our Equity Incentive Plan, which is our only equity compensation plan.

                                                                                     NUMBER OF SECURITIES
                                                                                    REMAINING AVAILABLE FOR
                                      NUMBER OF SECURITIES                           FUTURE ISSUANCE UNDER
                                          TO BE ISSUED        WEIGHTED-AVERAGE     EQUITY COMPENSATION PLANS
                                        UPON EXERCISE OF      EXERCISE PRICE OF      (EXCLUDING SECURITIES
                                      OUTSTANDING OPTIONS    OUTSTANDING OPTIONS   REFLECTED IN COLUMN (A))
PLAN CATEGORY                                 (A)                    (B)                      (C)
-------------                         --------------------   -------------------   -------------------------
Equity compensation plan approved by
  security holders..................           --*                    --                    500,000
Equity compensation plans not
  approved by security holders......           --                     --                         --
                                              ---                    ---                    -------
          Total.....................           --                     --                    500,000
                                              ===                    ===                    =======

---------------

* As noted above, on February 22, 2002, our board approved the grant of 170,000 options under the plan to be effective upon the closing of this offering.

     General. Up to 500,000 shares of common stock are authorized for issuance under the terms of the plan. No more than 250,000 shares may be granted to any individual in any three year period. If options granted under the plan expire or are terminated for any reason without being exercised, or shares of restricted stock are forfeited, the shares of common stock underlying such grant will again be available for purposes of the plan.

     Administration of the plan. The Compensation Committee determines which individuals will receive grants, the type, size and terms of the grants, the time when the grants are made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, and the total number of shares of common stock available for grants.

     Eligibility for participation. Grants may be made to employees, officers, directors, advisors and independent contractors of the Company and its subsidiaries, including any non-employee member of the board of directors.

     Options. Incentive stock options may be granted only to officers and directors who are employees. Nonqualified stock options may be granted to employees, officers, directors, advisors and independent contractors. The exercise price of an option will be determined by the Compensation Committee and may be equal to, greater than, or less than the fair market value but in no event less than 50% of the fair market value of a share of common stock at the time of grant; provided that:

     - the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date of grant, and

     - the exercise price of an incentive stock option granted to an employee who owns more than 10% of the issued and outstanding common stock must not be less than 110% of the fair market value of the underlying shares of common stock on the date of grant.

     We will not grant stock options to officers, directors, employees, promoters, 5% stockholders or affiliates with an exercise price of less than 85% of the fair market value of the stock.

     The Compensation Committee determines the term of each option, which may not exceed ten years from the date of grant, except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The Compensation Committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

     Restricted stock. The Compensation Committee determines the number of shares of restricted stock granted to a participant and may subject any grant to performance requirements, vesting provisions, transfer restrictions and other restrictions and conditions as the Compensation Committee may determine in its sole discretion. The restrictions shall remain in force during a restricted period set by the Compensation Committee.

     Stock appreciation rights. The Compensation Committee may grant a participant the right to receive, in cash or stock, the amount of any appreciation in the value of our stock over the exercise price of the stock appreciation right, which is set by the committee at the time of grant. The Compensation Committee has the same discretion to determine the terms of stock appreciation rights, including exercise price and vesting schedule, that it has in the case of nonqualified stock options.

     Termination of employment. If a participant leaves our employment, other than because of retirement, death or disability, the participant will forfeit any stock options or stock appreciation rights that are not yet vested, and any restricted stock for which the restrictions are still applicable, unless the participant remains as a non-employee director, advisor or independent contractor.

     Amendment and termination of the plan. The Compensation Committee may amend or terminate the plan at any time, except that it may not make any amendment that requires stockholder approval as provided in Rule 16b-3 of the Exchange Act or Section 162(m) of the Internal Revenue Code without stockholder approval. The plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the Compensation Committee.

LIMITATION OF LIABILITY

     As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to us or our stockholders,

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - unlawful dividends or unlawful stock purchases or redemptions, or

     - any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of the director's duty of care. However, these provisions do not affect a director's responsibilities under any other laws, including federal securities laws.

INDEMNIFICATION

     Our certificate of incorporation provides for the indemnification of our directors to the fullest extent authorized by the Delaware General Corporation Law, and of selected officers, employees and agents, to the extent determined by our Board of directors, except that we will generally not be obligated to indemnify a person in connection with an action initiated by that person without our prior written consent. The indemnification provided under our certificate of incorporation obligates us to pay the expenses of a director, or an officer who is entitled to indemnification, in advance of the final disposition of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if ultimately the director or officer is not entitled to indemnification.

     Our bylaws provide that we shall indemnify our directors and officers to the full extent permitted by Delaware law. Our bylaws also authorize us to indemnify our employees and agents to the fullest extent permitted by Delaware law, at the discretion of our Board of Directors. We intend to enter into indemnification agreements with our directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors, and officers, insurance if available on reasonable terms. Indemnification provided under our certificate of incorporation and our bylaws includes indemnification against liability under the Securities Act of 1933, as amended.

INSURANCE

     Under our certificate of incorporation, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by a person in any of these capacities, or arising out of the person's fulfilling one of these capacities, whether or not we would have the power to indemnify the person against the claim under the provisions or our certificate of incorporation.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the company where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

OUR ORGANIZATION

     Gerald W. Montiel, Norman Lefkovits, Jr. Julia Sargent Knudsen, Brian F. Kaminer and Sandra L. Evans were involved in our founding and organization and may be considered our promoters. In February 2001, we issued 1,351,000 shares to the Montiel Family LLC, 150,000 shares to Norman Lefkovits (who subsequently assigned his shares to his wife Martha Bodman), 105,000 shares to Julia Sargent Knudsen, 30,000 shares to Brian Kaminer, 30,000 shares to Sandra Evans, 41,500 shares to Richard King, 12,500 shares to Nat Norfleet, and 5,000 shares to Dan Walters. Our founders contributed a total aggregate amount of $300,150 for our initial capitalization.

PRIVATE PLACEMENT

     The following directors, executive officers and beneficial owners of more than five percent of our common stock purchased common stock and 7% promissory notes in our 2001 private placement.

                                                                                  SHARES OF
DIRECTORS, EXECUTIVE OFFICERS AND 5% OR MORE SHAREHOLDERS     AMOUNT OF NOTES    COMMON STOCK
---------------------------------------------------------     ---------------    ------------
Gerald W. Montiel...........................................      $45,000*          25,000
Norman Lefkovits, Jr........................................      $45,000           25,000
James R. Smith..............................................      $90,000**         50,000

---------------
 * Owned by the Montiel Family LLC, of which Mr. Montiel is the managing partner.

** Includes a $22,000 note owned by Oaktree Limited LLP, of which Mr. Smith is a 60% owner.

LICENSE AGREEMENT


     We have been granted the exclusive and unlimited right to use the name, image and likeness of the Dickie Walker vessel in connection with the sale of our products and for our business generally. This right was granted under a license agreement between us and Gerald W. Montiel, our Chairman of the Board, Chief Executive Officer, Chief Marketing Officer and principal stockholder. The agreement was effective as of February 1, 2002 and has a 99-year term. Under the agreement, we have a right of first refusal to purchase the Dickie Walker vessel at fair market value. We also have the exclusive right to establish and protect trademarks that use the vessel's name, image, structure or likeness. The agreement is binding on all subsequent owners of the vessel. The agreement is terminable by the company upon notice to Mr. Montiel, but may only be terminated by Mr. Montiel, or his assigns, in the event of a material breach by us. This agreement was approved by a majority of our disinterested directors who had access, at our expense, to our legal counsel or independent legal counsel.


REIMBURSEMENT AGREEMENT

     Mr. Montiel also has agreed to make the vessel available to us for corporate events, photo shoots and promotions pursuant to an agreement between us and Mr. Montiel, dated February 1, 2002. Under the agreement we reimburse Mr. Montiel for expenses incurred in connection with our use of the vessel, including cost of crew, fuel, docking fees and maintenance. We are entitled to use the vessel a minimum of 60 days per year. The agreement has a 99-year term but may be terminated by us on 30 days' notice. This agreement was approved by a majority of our disinterested directors. Since our incorporation in October 2000, we have paid $43,400 for use of the Dickie Walker for corporate promotions and events.

ARRANGEMENTS WITH UP CLOSE

     We market sun glasses called "sun readers" under the Dickie Walker(TM) brand which we buy on a purchase order basis from a company called Up Close, Inc. Up Close is owned by Mr. Montiel's daughter, and Mr. Montiel is a minority shareholder. We pay Up Close within 30 days of each purchase order. There is no other written agreement between us and Up Close.

KAMINER CONSULTING SERVICES

     During 2000 and 2001, Brian F. Kaminer, a director and stockholder of Dickie Walker, provided consulting services involving merchandising issues. Under this arrangement, we paid a total of $94,000. There is no written agreement between us and Mr. Kaminer. We do not expect to pay any additional consulting fees to Mr. Kaminer.

LOANS FROM GERALD W. MONTIEL

     In January 2002, Mr. Montiel loaned us a total of $95,000 for working capital which is evidenced by two unsecured promissory notes in the amounts of $50,000 and $45,000, both of which were repaid in March 2002. The notes accrued interest at 10% per annum.


REVIEW BY OUR INDEPENDENT BOARD MEMBERS



     The disinterested independent members of our board of directors have had access, at our expense, to our legal counsel or independent legal counsel and have reviewed the foregoing agreements. These board members have concluded that these agreements are on terms as favorable as those generally available from third parties not affiliated with us. These board members have ratified the foregoing agreements.



LOANS TO OFFICERS BY MR. MONTIEL


     In October 2000, Julia Sargent Knudsen, an officer, director and stockholder, and Sandra L. Evans, an officer and stockholder, purchased a total of 135,000 shares of our common stock from us. Mr. Montiel loaned Ms. Knudsen and Ms. Evans the proceeds to purchase the stock evidenced by the promissory notes. The notes issued by Ms. Knudsen and Ms. Evans to Mr. Montiel mature three years from issuance and bear interest at 10% per annum. Interest is payable quarterly. The notes are full recourse and are secured by a pledge of the shares owned by Ms. Knudsen and Ms. Evans. These loans were made before we had a sufficient number of disinterested directors to approve them.

FUTURE TRANSACTIONS


     All future material transactions, including loans and the forgiveness of loans, between us and any officer, director or 5% stockholder will be made on terms that are no less favorable to us than those that could be obtained from unaffiliated third parties, and will be approved by a majority of the independent, disinterested members of our board who have access, at our expense, to our counsel or independent legal counsel. We do not intend to make loan guarantees or loans to our officers, directors or 5% stockholders in the future.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the number and percentage of shares of our stock owned as of March 31, 2002 by any person we know to be the owner of 5% or more of our common stock. In addition, we have included what is owned by each director, by the officers we consider to be executive officers under federal securities laws, and by all of our directors and executive officers as a group. The information is based upon statements furnished to us by such persons. For purposes of this table, the amount of our common stock beneficially owned is the aggregate number of shares of the common stock outstanding on March 31, 2002, plus an amount equal to the aggregate amount of common stock which could be issued upon the exercise of stock options within 60 days of March 31, 2002.

                                                                                     PERCENT OF CLASS
                                                              AMOUNT AND NATURE     -------------------
                                                                OF BENEFICIAL        BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNERSHIP         OFFERING   OFFERING
------------------------------------                         --------------------   --------   --------
Montiel Family, LLC........................................       1,288,500(1)       56.0%      36.8%
Gerald W. Montiel,
Managing Partner
1414 South Tremont Street
Oceanside, CA 92054
Norman Lefkovits, Jr.......................................         175,000(2)        7.6%       5.0%
41700 Pacific Coast Highway
Malibu, CA 90265
Julia Sargent Knudsen......................................         105,000(3)        4.6%       3.0%
1414 South Tremont Street
Oceanside, CA 92054
James R. Smith.............................................          62,500(4)        2.7%       1.8%
1333 East County Road 58
Ft. Collins, CO 80524
Brian F. Kaminer...........................................          30,000           1.3%        .8%
10 Hobart Street
Bronxville, NY 10708
Sandra L. Evans............................................          30,000(5)        1.3%        .8%
1414 South Tremont Street
Oceanside, CA 92054
All executive officers and directors as a group (six
  persons).................................................       1,691,000          73.5%      48.2%

---------------

(1) Montiel Family, LLC is the holder of two promissory notes sold in our 2001 private placement in the aggregate amount of $45,000, which are convertible into a total of 12,500 shares of common stock.

(2) These shares are owned by Martha Bodman, Norman Lefkovits, Jr.'s wife. Ms. Bodman is the holder of two promissory notes sold in our 2001 private placement in the aggregate amount of $45,000 which are convertible into 12,500 shares of common stock. Mr. Lefkovits claims beneficial ownership of all of these securities. In February 2002, Mr. Lefkovits was granted options to purchase 15,000 shares of common stock which will become effective upon the closing of this offering. The options will be exercisable at the initial public offering price. 25% of the options will vest after one year and the remainder will vest monthly over the following three years.

(3) In February 2002, Ms. Knudsen was granted options to purchase 50,000 shares of common stock which will become effective upon the closing of this offering. The options will be exercisable at the public offering price. 25% of the options will vest after one year and the remainder will vest monthly over the following three years.

(4) James R. Smith is the holder of three promissory notes in the aggregate amount of $67,500, sold in our 2001 private placement which are convertible into a total of 18,750 shares of common stock.

    Oaktree Ltd. LLLP, a family partnership of which James R. Smith owns 60%, is the owner of 12,500 shares and one promissory note for $22,500 which is convertible into 6,250 shares of common stock. In February 2002, Mr. Smith was granted options to purchase 15,000 shares of common stock which will become effective upon the closing of this offering. The options will be exercisable at the public offering price. 25% of the options will vest after one year and the remainder will vest monthly over the following three years.

(5) In February 2002, Ms. Evans was granted options to purchase 35,000 shares of common stock which will become effective upon the closing of this offering. The options will be exercisable at the public offering price. 25% of the options will vest after one year and the remainder will vest monthly over the following three years.

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 value per share and 2,000,000 shares of preferred stock, $.001 value per share. As of March 31, 2002, 2,300,000 shares of common stock were outstanding, and no shares of preferred stock were outstanding.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Since our common stock does not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all our directors and the holders of the remaining shares would not be able to elect any directors. As of March 31, 2002, there were 58 record holders of our common stock. Since inception we have not declared any dividends on our common stock.

     Subject to the rights of holders of any series of preferred stock, the holders of our common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, out of funds legally available for such purposes. Since inception, we have not paid any dividends on our common stock. In the event of a voluntary or involuntary liquidation of our company, all stockholders are entitled to a pro rata distribution of our assets remaining after payment of claims of creditors and liquidation preferences of any preferred stock. Holders of our common stock have no conversion, redemption or sinking fund rights. All of our outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK


     Our board of directors, without further action by the stockholders, is authorized to issue up to 2,000,000 shares of preferred stock in one or more series. The board may, without stockholder approval, determine the dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences. Any issuance of these shares of preferred stock must be approved by a majority of our disinterested independent directors who have access at our expense, to our counsel or independent counsel. As of the date of this prospectus, our board has not authorized any series of preferred stock, and there are no agreements or understandings for the issuance of any shares of preferred stock. Because of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, our board could adversely affect the voting power of the holders of our common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of our company.


STOCKHOLDER RIGHTS AGREEMENT

     Our board and stockholders approved a form of stockholder rights agreement on February 7, 2002. The material provisions of the rights agreement are summarized below. Our board has not yet established the exercise price for the purchase of the shares of common stock, upon the occurrence of a triggering event under the terms of the agreement. At its February 22, 2002 meeting, the board decided to defer establishing the exercise price until after the closing of this offering. The board will cause the agreement to become effective at such time as the exercise price is established. Since the terms of our rights agreement are complex, this summary may not contain all of the information that is important to you, and is qualified in its entirety by reference to the rights agreement. For more information, you should read the agreement, which will be included as an exhibit to the Registration Statement filed with the Securities and Exchange Commission in connection with this prospectus. See "Where You Can Find More Information" below, for information on how to obtain a copy of the rights agreement.

     Our rights agreement currently provides that each share of our outstanding common stock has one right to purchase one share of common stock. The rights are not exercisable until they separate from the common stock, as described below. Initially, the rights under our rights agreement are attached to outstanding certificates representing our common stock, but the rights will be represented by separate certificates immediately if someone acquires at least 25% of our common stock, or ten days after someone commences a tender offer for at least 25% of our outstanding common stock. After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights. All shares of our common stock issued prior to the date the rights separate from the common stock have been and will be issued with the rights attached. Until the rights separate from the common stock, each right will be transferable only with the related share of common stock. The rights will expire in February 2012 unless we redeem or exchange them earlier. If an acquiring person obtains or has the right to obtain at least 25% of our common stock and none of the events described in the next paragraph have occurred, then each right will entitle the holder to purchase for the exercise price a number of shares of our common stock having a then current market value two times the exercise price, which results in a 50% discount to fair market value. If an acquiring person obtains or has the right to obtain at least 25% of our common stock, then each right will entitle the holder to purchase for a sum certain a number of shares of common stock of the acquiring person having a then current market value of two times the exercise price (resulting in a 50% discount to fair market value) if any of the following occurs: we merge into another entity; an acquiring entity merges into us; or we sell 50% or more of our assets or earning power to another entity. Under our rights agreement, any rights that are or were owned by an acquiring person of more than 25% of our outstanding common stock will be null and void.

     Our board of directors may, at its option, redeem all of the outstanding rights at a redemption price of $0.001 per right, subject to adjustment, prior to the earlier of (1) the time that an acquiring person obtains 25% or more of our outstanding common stock, or (2) the final expiration date of the rights agreement. The ability to exercise the rights will terminate upon the action of our board of directors ordering the redemption of the rights, and the only right of the holders of the rights will have is the right to receive the redemption price. Holders of rights will have no rights as stockholders, such as the right to vote or receive dividends, simply by virtue of holding the rights. The rights agreement includes anti-dilution provisions designed to prevent efforts to diminish the effectiveness of the rights. Our rights agreement contains provisions that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired, redeemed or declared invalid. Accordingly, the existence of the rights may deter potential acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board of directors to negotiate with an acquiror on behalf of all of the stockholders.

SUBORDINATED CONVERTIBLE PROMISSORY NOTES

     During 2001, we conducted a private offering of our common stock and subordinated convertible promissory notes through which we raised cash totaling approximately $1,980,000. Currently, promissory notes in the aggregate amount of $900,000 remain outstanding. The notes bear interest at 7% percent per annum, payable semi-annually, and mature in 2005. The notes are convertible into shares of our common stock at the option of the holder at $3.60 per share, and are subordinated to all senior debt, which is any secured indebtedness, whether presently owed or incurred at any time in the future, in favor of one or more banks, savings and loan associations, institutions or other asset-based lenders in an aggregate amount of $25,000,000. The notes are redeemable by us at 20% over the conversion price of $3.60 per share during the first year of the note, 15% over the conversion price during the second year, and 10% during the third year. We may select which, if any, of the notes to redeem but we are not required to redeem all or any of the notes at any time.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

SECTION 203 OF DELAWARE GENERAL CORPORATE LAW

     Section 203 of the General Corporation Law of Delaware applies to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved by our Board of Directors and/or our stockholders in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. With limited exceptions, an "interested stockholder" is a person who, together with affiliates and associates owns, or within three years did own, 15% or more of the corporation's voting stock.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our certificate of incorporation provides that our stockholders may not take action by written consent instead of a meeting. Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken if it is properly brought before such meeting. In order for any matter to be considered properly brought before a meeting, a stockholder must comply with certain requirements regarding advance notice and provide certain information to us. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even it if acquired a majority of our outstanding voting securities, it would only be able to take action as a stockholder, such as electing new directors or approving a merger, at a duly called stockholders' meeting and not by written consent.

WAIVER OF BUSINESS OPPORTUNITIES

     An amendment to the Delaware General Corporation Law, which became effective on July 1, 2000, clarifies that a corporation has the power to waive in advance, in its certificate of incorporation or by action of its board of directors, the corporation's interest or expectations in business opportunities or classes or categories of business opportunities, as those opportunities may be defined by the corporation. These classes or categories of opportunities could be defined in many different ways, including by type of business, by who originated the business opportunity, by who has an interest in the business opportunity, by the period of time, or by geographic location. Our Board of Directors may consider and take actions as permitted by this new statutory provision, although it has no current plans to do so.

TRANSFER AGENT

     Our transfer agent for the common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have outstanding 3,500,000 shares of common stock, assuming no exercise of the underwriter's over-allotment option and no exercise of warrants. Of these shares, the 1,200,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act; provided, however, that if shares are purchased by "affiliates" as that term is defined in Rule 144 of the Securities Act of 1933, as amended, their sales of shares would be subject to certain limitations and restrictions that are described below.

     Prior to this offering, there were 2,300,000 shares of common stock outstanding. All of these shares are subject to lock up agreements imposed by Schneider Securities, Inc., which restricts stockholders from selling such shares for a period of 12 months from the effective date of the offering, without the prior consent of Schneider Securities, Inc., except for the lock up agreements of our Chief Executive Officer and an affiliated limited liability company which each have a term of two years. In addition, all of these shares are "restricted" shares subject to restriction upon resale under Rule 144 of the Securities Act of 1933.

     As of March 31, 2002, there were 330,000 shares of common stock available for future grants under our equity incentive plan. In February 2002 our board authorized the issuance of 170,000 stock options under the plan which will become effective upon the closing of the offering. We are restricted by the underwriting agreement from registering the 500,000 shares reserved to the plan until 12 months after the effective date of the offering. Such registration will permit resale of shares by non-affiliates in the public market without restriction.

     We also have 8,438 shares of common stock underlying outstanding warrants that will be eligible for resale in the public market upon expiration of the holder's respective one-year holding periods under Rule 144, which will begin upon the date of exercise or, in the case of a net exercise, on the date of grant of the warrant.

     There are outstanding $900,000 in notes payable to stockholders, which are convertible at the option of the holders into 250,000 shares of common stock.

     In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

     - 1% of the then outstanding shares of common stock (approximately 35,000 shares immediately after the offering), or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the date upon which a Form 144 was filed with respect to the sale.

     Persons selling under Rule 144 must also comply with the requirements of Rule 144 concerning the availability of specific public information about us, the manner of sale and filing with the SEC of a notice of sale. However, a person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of ours at any time during the three months immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell under Rule 144 even after the one-year holding period has been satisfied.

                                  UNDERWRITING

     Schneider Securities, Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Schneider Securities, Inc...................................

                                                              ---------
          Total.............................................  1,200,000
                                                              =========

     The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     Pursuant to the underwriting agreement we have agreed to indemnify and hold harmless the underwriters and their officers, directors, partners, employees, agents and counsel, against all loss, liability, claim, damage and expense arising out of:

     - any untrue statement or alleged untrue statement of a material fact in the preliminary prospectus, the registration statement or the prospectus, or in any application, document or communication in any state, the SEC or a securities exchange, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the documents not misleading, and

     - any breach of any representation, warranty, covenant or agreement provided by us in the Underwriting Agreement.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The representative has advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not
in excess of $          per share. The underwriters may allow, and the dealers
may reallow, a discount not in excess of $          per share to other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount, non-accountable expense allowance and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                        PER SHARE    WITHOUT OPTION    WITH OPTION
                                                        ---------    --------------    -----------
Public offering price.................................   $ 5.00       $ 6,000,000      $ 6,900,000
Underwriting discount.................................   $ 0.50       $   600,000      $   690,000
Non-accountable expense allowance.....................   $ 0.15       $   180,000      $   207,000
Proceeds, before expenses, to us......................   $ 4.35       $ 5,220,000      $ 6,003,000

     The expenses of the offering, not including the underwriting discounts or the non-accountable expense allowance, are estimated at $475,000. We have agreed to reimburse the representative of the underwriters on a non-accountable basis for a portion of its expenses incurred in connection with this offering. The reimbursement is equal to 3% of the proceeds of the offering, including any proceeds from exercise of the over-allotment option described below, before discounts or expenses. The underwriters have informed us that they do not expect sales to any accounts over which any underwriter exercises discretionary authority to exceed 1% of the shares of common stock being offered.

OVER-ALLOTMENT OPTION

     We have granted an option to the underwriters to purchase up to 180,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the first table above.

REPRESENTATIVE'S WARRANTS


     On completion of the offering, we will issue to the representative warrants to purchase 120,000 shares of common stock. The warrants are exercisable for a period of four years, commencing 12 months after the date of the offering, at an exercise price of $7.50 per share subject to certain adjustments. The exercise price of the warrants was determined by negotiation between the underwriter and us. It does not reflect any estimate of the real value of either the warrants or the underlying common stock. The warrants contain anti-dilution provisions in the event of any recapitalization, split-up of shares or certain stock dividends. They also contain certain registration rights. The warrants cannot be transferred, sold, assigned, pledged or hypothecated for a period of one year after the effective date of the Registration Statement, except to officers of the representative or the underwriters, their officers or partners.


     For the life of the warrants, the holders are given the opportunity to profit from a rise in the market price of our common stock. If exercised, the interest of our stockholders will be diluted. We may find it more difficult to raise additional equity capital if it should be needed while the warrants are outstanding. Any profit realized on the sale of the securities issuable upon the exercise of the warrants may be considered additional underwriting compensation.

CONSULTING AGREEMENT

     On closing of this offering, we and the representative will enter into a financial consulting agreement providing for the representative to act as a management and financial consultant to us for a period of two years. We will compensate the representative in an amount of $5,000 per month over such two year period or, at our election, may prepay the consulting fee. Under this agreement, the representative will consult with us regarding our management, business operations, financing opportunities, prospective acquisitions and other business transactions or opportunities.

NO SALES OF SIMILAR SECURITIES

     We, our directors and executive officers and stockholders prior to this offering have agreed, with exceptions, not to sell or transfer any common stock for one year after the date of this prospectus without first obtaining the written consent of Schneider Securities. Mr. Montiel and Montiel Family, LLC have agreed to similar restrictions for two years after the date of this prospectus. Specifically, we and our officers, directors and existing stockholders have agreed directly or indirectly not to:

     - offer, pledge, sell or contract to sell any common stock,

     - sell any option or contract to purchase any common stock,

     - purchase any option or contract to sell any common stock,

     - grant any option, right or warrant for the sale of any common stock,

     - lend or otherwise dispose of or transfer any common stock,

     - request or demand that we file a registration statement related to the common stock, or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. The lockup provision applies to the shares issuable on conversion of the subordinated convertible promissory notes we issued in 2001. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The restrictions will not apply to:

     - issuances of stock by Dickie Walker pursuant to any employee benefit plan, except as to shares registered by us on a registration statement on Form S-8, which we have agreed not to file until 12 months after this offering,

     - issuances of stock by Dickie Walker to any current or future employee,

     - transfers by a director or executive officer as a bona fide gift or gifts, or

     - transfers by a director or executive officer to any trust for the direct or indirect benefit of such director or executive officer or the immediate family of such director or executive officer, provided that the trustee of the trust agrees to be bound in writing by these restrictions, and provided further that any such transfer shall not involve a disposition for value.


     The representative may in its sole discretion and at any time without notice, release all or any portion of the shares subject to these restrictions. The representative has undertaken to the securities administrator in the state of Washington and other states' securities administrators that it will not waive or shorten the lockup period of our officers and directors under any circumstances.


     We have applied to list our common stock on The Nasdaq SmallCap Market under the symbol DWMA.

     Prior to the offering, there has been no public market for our common stock. Consequently, the offering price has been determined by negotiations between us and the representative. The major factors considered by us and the representative in determining the public offering price of the common stock, in addition to prevailing market conditions, were:

     - our historical performance and growth rates,

     - the history of, and prospects for, the industry in which we operate,

     - an assessment of our management, business potential and earning prospects,

     - the market prices of publicly traded common stocks of comparable companies, and

     - the present state of our development.

     Although it has no legal obligation to do so, the representative may from time to time act as a market maker and otherwise effect transactions in our securities. The representative, if it participates in the market, may be a dominating influence in any market that might develop for any of our securities, and the price and liquidity of the securities may be affected by the degree, if any, of the representative's participation in the market. Such activities, if commenced, may be discontinued at any time or from time to time.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     We have summarized above the terms of the underwriting agreement and representative's warrant. You may review each of these documents by accessing the exhibits filed to our registration statement. Please refer to "Where You Can Find More Information" below for how to access the registration statement and exhibits.

OTHER RELATIONSHIPS

     Schneider Securities acted as our non-exclusive placement agent in connection with the 2001 placement of common stock and promissory notes. It received customary commissions for these transactions and a warrant to purchase 8,438 shares of common stock.

                                 LEGAL MATTERS

     The legality of shares sold in this offering will be passed on for us by Gorsuch Kirgis LLP, Denver, Colorado and for the representative of the underwriters by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at September 30, 2001, and for the period from October 10, 2000 (inception) to September 30, 2001, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission with respect to the common stock offered hereby. This prospectus does not contain all the information which is in our registration statement as allowed by the rules and regulations of the SEC. We refer you to the registration statement and to the exhibits for further information with respect to us and the securities offered in this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the registration statement. Our registration statement, and exhibits, may be inspected without charge at the Securities and Exchange Commission's principal office at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains all information filed electronically by us.

     We currently are not a "reporting company" subject to the information and reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements, and other information will be available for inspection and copying at the public reference facilities and regional offices referred to above.

     We intend to furnish our stockholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Financial Statements
Balance Sheets..............................................   F-3
Statements of Operations....................................   F-4
Statements of Stockholders' Equity..........................   F-5
Statements of Cash Flows....................................   F-6
Notes to Financial Statements...............................   F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
  DICKIE WALKER MARINE, INC.

     We have audited the accompanying balance sheet of Dickie Walker Marine, Inc. as of September 30, 2001, and the related statements of operations, stockholders' equity, and cash flows for the period from October 10, 2000 (inception) to September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dickie Walker Marine, Inc. at September 30, 2001, and the results of its operations and its cash flows for the period from October 10, 2000 (inception) to September 30, 2001, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG

San Diego, California January 10, 2002, except for Note 9
as to which the date is February 22, 2002

                           DICKIE WALKER MARINE, INC.

                                 BALANCE SHEETS

                                                              SEPTEMBER 30,     MARCH 31,
                                                                  2001            2002
                                                              -------------    -----------
                                                                               (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $   364,729     $   266,432
  Accounts receivable, net..................................        87,766           9,616
  Inventories, net..........................................       448,149         711,469
  Prepaid expenses and other assets.........................         2,132         413,520
                                                               -----------     -----------
Total current assets........................................       902,776       1,401,037
Property and equipment, net.................................       681,096         660,310
Deferred financing costs, net...............................        30,205          25,736
Other assets................................................        24,715          32,383
                                                               -----------     -----------
Total assets................................................   $ 1,638,792     $ 2,119,466
                                                               ===========     ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $    97,155     $   403,227
  Advances for inventory awaiting shipment..................            --         418,408
  Accrued interest on notes payable to stockholders.........        11,122          10,208
  Accrued expenses..........................................        17,335          57,926
  Current portion of capital lease obligation...............        34,817          36,827
                                                               -----------     -----------
Total current liabilities...................................       160,429         926,596
Notes payable to stockholders...............................       900,000         900,000
Capital lease obligation, less current portion..............       153,276         134,347
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value:
  Authorized shares -- 2,000,000
  No shares issued and outstanding..........................            --              --
  Common stock, $0.001 par value:
  Authorized shares -- 50,000,000
  Issued and outstanding shares -- 2,300,000................         2,300           2,300
  Warrant...................................................         6,075           6,075
  Additional paid-in capital................................     1,665,886       1,665,886
  Accumulated deficit.......................................    (1,249,174)     (1,515,738)
                                                               -----------     -----------
Total stockholders' equity..................................       425,087         158,523
                                                               -----------     -----------
Total liabilities and stockholders' equity..................   $ 1,638,792     $ 2,119,466
                                                               ===========     ===========

                            See accompanying notes.

                           DICKIE WALKER MARINE, INC.

                            STATEMENTS OF OPERATIONS

                                                         PERIOD FROM      PERIOD FROM
                                                         OCTOBER 10,      OCTOBER 10,
                                                             2000             2000          SIX-MONTH
                                                        (INCEPTION) TO   (INCEPTION) TO    PERIOD ENDED
                                                        SEPTEMBER 30,      MARCH 31,        MARCH 31,
                                                             2001             2001             2002
                                                        --------------   --------------    ------------
                                                                          (UNAUDITED)      (UNAUDITED)
Net sales.............................................   $   614,891      $        --       $1,324,008
Cost of sales.........................................       531,807               --          921,296
                                                         -----------      -----------       ----------
Gross profit..........................................        83,084               --          402,712
Operating expenses:
  Selling, general and administrative.................       973,713          397,211          623,761
                                                         -----------      -----------       ----------
Total operating expenses..............................       973,713          397,211          623,761
                                                         -----------      -----------       ----------
Loss from operations..................................      (890,629)        (397,211)        (221,049)
Other income (expense):
  Interest expense....................................      (370,235)        (323,504)         (47,927)
  Interest income.....................................        11,690               --            2,412
                                                         -----------      -----------       ----------
Total other income (expense)..........................      (358,545)        (323,504)         (45,515)
                                                         -----------      -----------       ----------
Net loss..............................................   $(1,249,174)     $  (720,715)      $ (266,564)
                                                         -----------      -----------       ----------
Net loss per share:
  Basic and diluted...................................   $     (0.61)     $     (0.39)      $    (0.12)
                                                         -----------      -----------       ----------
Weighted average shares outstanding:
  Basic and diluted...................................     2,039,949        1,827,525        2,300,000
                                                         ===========      ===========       ==========

                            See accompanying notes.

                           DICKIE WALKER MARINE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    COMMON STOCK                ADDITIONAL                     TOTAL
                                 ------------------              PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                  SHARES     AMOUNT   WARRANT    CAPITAL       DEFICIT        EQUITY
                                 ---------   ------   -------   ----------   -----------   -------------
  Issuance of common stock for
     cash to founders..........  1,725,000   $1,725   $   --    $  298,425   $        --    $   300,150
  Issuance of common stock for
     cash, net of offering
     expenses of $34,200.......    550,000      550       --     1,272,266            --      1,272,816
  Issuance of common stock upon
     the conversion of notes
     payable...................     25,000       25       --        89,975            --         90,000
  Issuance of common stock for
     services rendered.........         --       --       --         5,220            --          5,220
  Issuance of warrant for
     services rendered.........         --       --    6,075            --            --          6,075
  Net loss.....................         --       --       --            --    (1,249,174)    (1,249,174)
                                 ---------   ------   ------    ----------   -----------    -----------
Balance at September 30,
  2001.........................  2,300,000    2,300    6,075     1,665,886    (1,249,174)       425,087
  Net loss (unaudited).........         --       --       --            --      (266,564)      (266,564)
                                 ---------   ------   ------    ----------   -----------    -----------
Balance at March 31, 2002
  (unaudited)..................  2,300,000   $2,300   $6,075    $1,665,886   $(1,515,738)   $   158,523
                                 =========   ======   ======    ==========   ===========    ===========

                            See accompanying notes.

                           DICKIE WALKER MARINE, INC.

                            STATEMENTS OF CASH FLOWS


                                                       PERIOD FROM        PERIOD FROM
                                                       OCTOBER 10,        OCTOBER 10,
                                                           2000              2000           SIX-MONTH
                                                      (INCEPTION) TO    (INCEPTION) TO     PERIOD ENDED
                                                      SEPTEMBER 30,        MARCH 31,        MARCH 31,
                                                           2001              2001              2002
                                                      --------------    ---------------    ------------
                                                                          (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES
Net loss............................................   $(1,249,174)       $ (720,715)       $(266,564)
Adjustments to reconcile net loss to net cash
  provided by (used in) in operating activities:
  Amortization of debt discount.....................       317,017           317,017               --
  Depreciation and amortization.....................       120,381             2,646          153,641
  Inventory reserves................................        23,794                --           61,206
  Allowance for doubtful accounts...................        10,000                --               --
  Common stock issued in exchange for services......         5,220             5,220               --
  Amortization of deferred financing costs..........         4,110                --            4,469
  Changes in operating assets and liabilities:
     Accounts receivable............................       (97,766)               --           78,150
     Inventories....................................      (471,943)         (158,520)        (324,526)
     Prepaid expenses and other assets..............        (2,132)           (1,870)        (411,388)
     Accounts payable...............................        97,155            63,584          306,072
     Advances from customer awaiting shipment of
       inventory....................................            --                --          418,408
     Accrued interest on notes payable to
       stockholders.................................        11,122             4,545             (914)
     Accrued expenses...............................        17,335            24,533           40,591
                                                       -----------        ----------        ---------
Net cash provided by (used in) operating
  activities........................................    (1,214,881)         (463,560)          59,145
INVESTING ACTIVITIES
Purchases of property and equipment.................      (593,456)         (367,057)        (131,840)
Other assets........................................       (26,065)          (25,728)          (8,683)
                                                       -----------        ----------        ---------
Net cash used by investing activities...............      (619,521)         (392,785)        (140,523)
FINANCING ACTIVITIES
Issuance of common shares to founders...............       299,600           299,600               --
Issuance of common shares, net......................     1,276,403         1,103,484               --
Proceeds from notes payable to stockholders.........       672,983           492,983               --
Proceeds from short term borrowings from officer....            --                --           95,000
Repayment of short term borrowings from officer.....            --                --          (95,000)
Payments on capital lease obligation................       (18,578)           (7,079)         (16,919)
Deferred financing costs............................       (31,277)          (30,158)              --
                                                       -----------        ----------        ---------
Net cash provided by (used in) financing
  activities........................................     2,199,131         1,858,830          (16,919)
                                                       -----------        ----------        ---------
Increase (decrease) in cash and cash equivalents....       364,729         1,002,485          (98,297)
Cash and cash equivalents at beginning of period....            --                --          364,729
                                                       -----------        ----------        ---------
Cash and cash equivalents at end of period..........   $   364,729        $1,002,485        $ 266,432
                                                       ===========        ==========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid.......................................   $    37,986        $    1,942        $  44,371
                                                       ===========        ==========        =========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
Equipment acquired under capital lease obligation...   $   206,671        $  206,671        $      --
                                                       ===========        ==========        =========
Issuance of common stock upon conversion of
  promissory notes..................................   $    90,000        $       --        $      --
                                                       ===========        ==========        =========
Issuance of warrant for services rendered...........   $     6,075        $    6,075        $      --
                                                       ===========        ==========        =========
Issuance of common stock for services rendered......   $     5,220        $    5,220        $      --
                                                       ===========        ==========        =========


                            See accompanying notes.

                           DICKIE WALKER MARINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (Information pertaining to March 31, 2002 and for the period from October 10, 2000 (inception) to March 31, 2001 and for the six month period ended March 31,
                               2002 is unaudited)

1.  THE COMPANY

     Dickie Walker Marine, Inc. (the "Company") is a California corporation that was incorporated in October 2000 under the name Montiel Marketing Group, Inc. The Company changed its name in February 2001 and filed for reincorporation in the State of Delaware in February 2002. The Company designs, markets and distributes nautically inspired apparel, accessories and decorative items and operates in one segment. The Company's year-end is September 30.

BASIS OF PRESENTATION


     The Company's financial statements have been prepared on the basis of accounting that contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of conducting business. The Company anticipates that it will require additional funds to expand the Company's marketing and sales and customer service and support capabilities; make capital expenditures necessary to accommodate the anticipated increase of customers and number of retail locations in which its products are displayed; and expand certain financial and administrative functions. Management believes that the funds necessary to meet its capital requirements for fiscal 2002 will be raised either from the initial public offering filed with the Securities and Exchange Commission on February 11, 2002, or by private equity or debt financing. Without the additional financing, the Company will be required to delay, reduce the scope of and eliminate one or more of its sales and marketing programs and significantly reduce its expenditures related to merchandising programs.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

     The financial statements for the period from October 30, 2000 (inception) to March 31, 2001 and for the six-month period ended March 31, 2002 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements and in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary to state fairly the financial information set forth therein, in accordance with accounting principles generally accepted in the United States. The results of operations for the interim period ended March 31, 2002 are not necessarily indicative of the results which may be reported for any other interim period or for the year ending September 30, 2002.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenue is recognized when title and risk of loss transfers to the customer. Generally, the Company's shipping terms are FOB shipping point. Provisions are made for estimated product returns and sales allowances.

                           DICKIE WALKER MARINE, INC.

 (Information pertaining to March 31, 2002 and for the period from October 10, 2000 (inception) to March 31, 2001 and for the six month period ended March 31,
                               2002 is unaudited)

ADVERTISING EXPENSES

     Advertising costs are included in selling, general and administrative expenses and are expensed as incurred. Advertising expenses for the period from October 10, 2000 (inception) to September 30, 2001 and the six months ended March 31, 2002 totaled approximately $39,700 and $5,700, respectively.

SHIPPING AND HANDLING EXPENSES

     Shipping and handling expenses are included in selling, general and administrative expenses. Shipping and handling expenses for the period from October 10, 2000 (inception) to September 30, 2001 and the six months ended March 31, 2002 totaled approximately $24,800 and $17,200 respectively.

CASH EQUIVALENTS

     Cash equivalents consist of money market demand deposit accounts with maturities of less than ninety days when acquired.

CONCENTRATION OF RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company performs credit evaluations of new customers and does not require collateral. Accounts receivable are generally due in 30 days. For the period from October 10, 2000 (inception) to September 30, 2001, sales to one customer accounted for approximately 95% of total sales and represents approximately 90% of the accounts receivable balance at September 30, 2001. For the six months ended March 31, 2002, sales to one customer accounted for approximately 87% of total sales.

     The Company currently purchases the majority of its components from a few suppliers. Although there are a limited number of manufacturers for such components, management believes that other suppliers could provide merchandise on similar terms if needed without adversely impacting operating results.

INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out) or market.

     Included in the March 31, 2002 balance sheet is finished goods inventory totaling approximately $414,000 which have been partially paid for by the customer. Advances received related to this inventory, which is waiting to be shipped to the customer's retail store locations, totals approximately $418,000.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and depreciated over estimated useful lives of two to five years using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred.

INTANGIBLE ASSETS

     Intangible assets, consisting primarily of license and trademark costs, are being amortized on the straight-line method over ten years and are included in other assets. Accumulated amortization at September 30, 2001 and March 31, 2002 totaled $1,350 and $2,366, respectively.

                           DICKIE WALKER MARINE, INC.

 (Information pertaining to March 31, 2002 and for the period from October 10, 2000 (inception) to March 31, 2001 and for the six month period ended March 31,
                               2002 is unaudited)

WEBSITE DEVELOPMENT COSTS

     Website development costs relating to software (including website applications, infrastructure and graphics) used to construct a website internally and for which a plan to market and sell its products on the Company's website does exist, are accounted for in accordance with Statement of Position ("SOP") 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. According to SOP 98-1, once the capitalization criteria have been met, the Company must capitalize direct costs of materials and services. Training costs, data conversion costs and operating expenses are expensed as incurred. As of September 30, 2001 and March 31, 2002, direct costs of outside services totaling approximately $215,300, have been capitalized as software in property and equipment in accordance with SOP 98-1 and are being amortized over two years.

LONG-LIVED ASSETS

     The Company assesses and evaluates potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. This evaluation is performed using the estimated projected future undiscounted cash flows associated with the asset over its remaining useful life compared to the asset's carrying amount to determine if a write-down is required. When impairment is indicated for long-lived assets, the amount of the impairment loss is the excess of net book value over fair value as approximated using discounted cash flows. No such impairment losses have been identified by the Company.

DEFERRED FINANCING COSTS

     Costs incurred to obtain financing are capitalized and are amortized to interest expense using the straight-line method over the life of the related debt. Accumulated amortization at September 30, 2001 and March 31, 2002 totaled $4,110 and $8,579, respectively.

INCOME TAXES

     The Company provides for income taxes utilizing the liability method. Under the liability method, current income tax expense or benefit represents income taxes expected to be payable or refundable for the current period. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax and financial reporting bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

NET LOSS PER SHARE

     The Company calculates basic loss per share by dividing net loss by the weighted-average common shares outstanding during the period. Diluted loss per share reflects the potential dilution to basic loss per share that could occur upon the conversion or exercise of dilutive securities, option, warrants or other such items, to common shares using the treasury stock method based upon the weighted-average fair value of the Company's common shares during the period. As the Company has incurred a loss for the period from October 10, 2000 (inception) to September 30, 2001, for the period from October 10, 2000 (inception) to March 31, 2001, and for the six months ended March 31, 2002, the effects of the common shares issuable upon the exercise of the warrants to purchase 8,438 shares of common stock and the 250,000 common

                           DICKIE WALKER MARINE, INC.

 (Information pertaining to March 31, 2002 and for the period from October 10, 2000 (inception) to March 31, 2001 and for the six month period ended March 31,
                               2002 is unaudited)

shares issuable upon the conversion of the notes to stockholders are not included in the computation of net loss per share since their effect is anti-dilutive.

EMPLOYEE STOCK BASED COMPENSATION

     Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, establishes the use of the fair value based method of accounting for stock-based compensation arrangements, under which expense is recognized over the vesting period and is determined based on the fair value of all stock-based awards on the date of grant. SFAS No. 123 also allows companies to continue to apply the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees and provide pro forma net income and pro forma income per share disclosures for employee stock option grants. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. For the period from October 10, 2000 (inception) to September 30, 2001, for the period from October 10, 2000 (inception) to March 31, 2001, and the six months ended March 31, 2002, the Company's pro forma net loss was the same as the net loss reported.

NON-EMPLOYEE STOCK-BASED COMPENSATION

     Stock-based awards issued to non-employees are accounted for using a fair value method and are remeasured to fair value at each period end until the earlier of the date that a commitment for performance by the counterparty to earn the award is reached or the service is complete.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments, including cash and cash equivalents, accounts payable, accrued expenses, are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments. None of the Company's debt instruments that are outstanding at September 30, 2001, have readily ascertainable market values; however, the carrying values are considered to approximate their fair values. Interest on the notes payable to stockholders issued in connection with the private placement (Note 4) was based on borrowing rates below rates currently available to the Company. In order to reflect the carrying amount for these borrowings at estimated fair value in accordance with APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants and APB No. 11, Interest on Receivables and Payable, management allocated a portion of the proceeds associated with these notes to equity and recorded a corresponding debt discount on the notes totaling $317,017. As of September 30, 2001, the entire $317,017 has been amortized into interest expense.

COMPREHENSIVE INCOME

     SFAS No. 130, Reporting Comprehensive Income, established standards for reporting and display of comprehensive income and its components. Net loss was the same as comprehensive loss for the periods presented.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, Goodwill and Other Intangible Assets, which supercedes APB 17, Intangible Assets, and eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets. Instead, goodwill and other intangibles with indefinite lives will be tested for impairment on at least an annual basis utilizing a test

                           DICKIE WALKER MARINE, INC.

 (Information pertaining to March 31, 2002 and for the period from October 10, 2000 (inception) to March 31, 2001 and for the six month period ended March 31,
                               2002 is unaudited)

that begins with an estimate of the fair value of the reporting unit for intangible asset. Previous accounting principles utilized undiscounted cash flows to determine if an impairment had occurred. The Company will adopt SFAS No. 142 during fiscal 2002. However, it is not anticipated to have an impact on the Company's operations or financial condition.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which will become effective for the Company beginning in fiscal 2003. This statement establishes a number of rules for the recognition, measurement and display of long-lived assets which are impaired and either held for sale or continuing use within the business. In addition, the Statement broadly expands the definition of a discontinued operation to individual reporting units or asset groupings for which identifiable cash flows exist.

3.  BALANCE SHEET DETAILS

     Certain components of balance sheet accounts are as follows:


                                                             SEPTEMBER 30,     MARCH 31,
                                                                 2001            2002
                                                             -------------    -----------
                                                                              (UNAUDITED)
Accounts receivable:
  Accounts receivable......................................    $  97,766       $  19,616
  Less allowance for doubtful accounts and sales returns...      (10,000)        (10,000)
                                                               ---------       ---------
                                                               $  87,766       $   9,616
                                                               =========       =========
Inventories:
  Raw materials............................................    $ 119,723       $  98,432
  Work in process..........................................           --          28,129
  Finished goods partially paid for by customer............           --         413,844
  Finished goods...........................................      352,220         256,064
                                                               ---------       ---------
                                                                 471,943         796,469
  Less inventory reserves..................................      (23,794)        (85,000)
                                                               ---------       ---------
                                                               $ 448,149       $ 711,469
                                                               =========       =========
Property and equipment:
  Machinery and equipment..................................    $ 263,359       $ 311,367
  Furniture and fixtures...................................      321,477         342,613
  Leasehold improvements...................................           --           6,599
  Capitalized software.....................................      215,291         271,388
                                                               ---------       ---------
                                                                 800,127         931,967
  Less accumulated depreciation and amortization...........     (119,031)       (271,657)
                                                               ---------       ---------
                                                               $ 681,096       $ 660,310
                                                               =========       =========


4.  STOCKHOLDERS EQUITY AND NOTES PAYABLE TO STOCKHOLDERS

     The board of directors, without further action by the stockholders, is authorized to issue up to 2,000,000 shares of preferred stock in one or more series and to determine the dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences.

                           DICKIE WALKER MARINE, INC.

 (Information pertaining to March 31, 2002 and for the period from October 10, 2000 (inception) to March 31, 2001 and for the six month period ended March 31,
                               2002 is unaudited)

Any issuance of these shares of preferred stock must be approved by a majority of the independent directors.

     During the period from October 10, 2000 (inception) to September 30, 2001, the Company issued 1,725,000 shares of the Company's common stock to founders, directors, and employees of the Company for cash proceeds totaling $300,150. In connection with the issuance of these shares, the Company's Chief Executive and Financial Officer ("executive") paid for approximately 330,000 shares (at $.087 per share, or $28,710) of founders stock on behalf of two of the Company's employees and one member of the Company's Board of Directors. In conjunction with this payment, the executive issued two full-recourse notes relating to 270,000 shares that were issued to the employees and gifted $5,220 for the 60,000 shares issued to the member of the Board of Directors for services rendered. The notes payable by the two employees to the executive bear interest at a rate of 10% per annum and mature in October 2003. Interest only payments are payable by the two employees in quarterly installments commencing January 1, 2001. As of September 30, 2001 and March 31, 2002, all interest payments had been paid in accordance with the terms of the note. Pursuant to Interpretation No. 1 to Accounting Principles Board No. 25, the Company has accounted for these transactions as if the Company had issued or granted the shares. Therefore the Company recorded compensation expense totaling $5,220 during the period from October 10, 2000 (inception) to September 30, 2001 related to the shares issued to the member of the Board of Directors by the executive.

     During April 2001, the Company closed a private placement of 44 units, each unit consisting of 12,500 shares of the Company's common stock and a $22,500 subordinated convertible four-year promissory note with a stated interest rate of 7% per annum ("Note"). At the option of the holder, the Note is convertible into shares of the Company's common stock at $3.60 per share, or 6,250 shares per unit at September 30, 2001. The conversion price is subject to adjustment upon the occurrence of certain events, as defined. The Notes are subordinated to certain senior debt of the Company, as defined, up to an aggregate of $25,000,000. Interest is payable semi-annually on February and August of each year. The Notes are redeemable by the Company upon 30 days written notice at a 20% premium over the conversion price during the first year of the note, at a 15% premium over the conversion price during the second year of the note, and at a 10% premium over the conversion price during the third year of the Note.

     Interest on these Notes payable to stockholders was based on borrowing rates below rates currently available to the Company. In order to reflect the carrying amount for these borrowings at estimated fair value in accordance with APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants and APB No. 11, Interest on Receivables and Payables, management allocated a portion of the proceeds associated with these Notes to equity and recorded a corresponding debt discount on the Notes totaling $317,017 based on an estimated fair value rate of 15% per annum. As of September 30, 2001, the entire $317,017 had been amortized into interest expense.

     In connection with the private placement of shares of the Company's common stock and notes payable to stockholders, the Company issued a warrant to purchase 8,438 shares of the Company's common stock at $2.40 per share. The warrant was valued at approximately $6,075, which is included in deferred financing and equity issuance costs. The fair value of the warrants was estimated at the date of grant using the Black-Scholes valuation model with the following assumptions; expected volatility of 50%; risk free interest rate of 4.0%; an expected warrant life of two years; and no annual dividends. The warrant is exercisable immediately and expires on April 10, 2005. At September 30, 2001 and March 31, 2002, no shares had been issued under the warrant.

                           DICKIE WALKER MARINE, INC.

 (Information pertaining to March 31, 2002 and for the period from October 10, 2000 (inception) to March 31, 2001 and for the six month period ended March 31,
                               2002 is unaudited)

EQUITY INCENTIVE PLAN

     In January 2001, the Company adopted Equity Incentive Plan (the "Plan"), which provides for the grant of up to 250,000 options. Under the Plan, the Company may grant incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights to employees, officers, directors, advisors and independent contractors. The exercise price of each option shall be determined by Board of Directors, however, the exercise price of incentive stock options shall not be less than the fair market value of the shares on the date of grant, or 110% in the case of incentive stock options granted to an individual with ownership in excess of certain limits. For nonqualified stock options, the exercise price may not be less than 50% of the fair market value on the date of grant. The Company's Board of Directors will determine the vesting and other provisions of option and rights granted under the Plan and the options are exercisable for a period of ten years from the date of grant. As of September 30, 2001 no options or shares of common stock have been issued under the Plan.

SHARES RESERVED FOR FUTURE ISSUANCE

     Shares reserved for future issuance are as follows:

                                                              SEPTEMBER 30,     MARCH 31,
                                                                  2001            2002
                                                              -------------    -----------
                                                                               (UNAUDITED)
Conversion of warrant.......................................       8,438           8,438
Conversion of principal portion of Notes Payable to
  Stockholders..............................................     250,000         250,000
Shares authorized for issuance under the Equity Incentive
  Plan......................................................     250,000         250,000
                                                                 -------         -------
                                                                 508,438         508,438
                                                                 =======         =======

5.  COMMITMENT AND CONTINGENCIES

     The Company leases office and warehouse facilities under a month-to-month operating lease. Total rent expense for the period from October 10, 2000 (inception) to September 30, 2001 and the six months ended March 31, 2002 totaled $18,763 and $22,538 respectively.

     During December 2001, the Company entered into an operating lease agreement for warehouse and administrative facilities which begins in February 2002 and expires in April 2003. The monthly rent is $3,135 per month and the lease contains a three year renewal option.


     Included in property and equipment at September 30, 2001 and March 31, 2002 is equipment totaling $206,671 recorded under a capital lease and accumulated depreciation of $24,533 and $45,561, respectively. Amortization expense associated with these assets is included in depreciation expense. This lease is personally guaranteed by the Company's Chairman, Chief Executive Officer.

                           DICKIE WALKER MARINE, INC.

 (Information pertaining to March 31, 2002 and for the period from October 10, 2000 (inception) to March 31, 2001 and for the six month period ended March 31,
                               2002 is unaudited)

     Future minimum lease payments required under capital and operating leases with noncancelable terms in excess of one year at September 30, 2001 are as follows:

YEAR ENDED SEPTEMBER 30:                                      CAPITAL     OPERATING
------------------------                                      --------    ---------
2002........................................................  $ 54,264    $ 25,080
2003........................................................    54,264      21,945
2004........................................................    54,264          --
2005........................................................    54,264          --
2006........................................................    22,612          --
                                                              --------    --------
                                                               239,668    $ 47,025
                                                                          ========
Less amount representing interest...........................    51,575
                                                              --------
Present value of net minimum lease payments.................   188,093
Less current portion........................................    34,817
                                                              --------
Noncurrent portion..........................................  $153,276
                                                              ========

6.  INCOME TAXES

     At September 30, 2001, the Company had Federal and California net operating loss carryforwards of approximately $1,391,000 that will begin to expire in 2021 and 2011, respectively, unless previously utilized.

     Pursuant to Sections 382 and 383 of the Internal Revenue Code, use of these net operating loss carryforwards may be limited due to cumulative changes in the Company's ownership of more than 50%. However, the Company does not believe such limitations will have a material impact on the utilization of these carryforwards.

     Significant components of the Company's net deferred tax assets at September 30, 2001 are as follows. A valuation allowance of $506,000 has been recognized to offset the net deferred tax asset as realization of such assets in uncertain.

Deferred tax assets:
Net operating loss carryforwards............................  $ 567,000
Other, net..................................................     12,000
                                                              ---------
Total deferred tax assets...................................    579,000
Deferred tax liabilities:
Website development costs...................................    (73,000)
                                                              ---------
Total deferred tax liabilities..............................    (73,000)
                                                              ---------
Net deferred tax assets.....................................    506,000
                                                              ---------
Valuation allowance for net deferred tax assets.............   (506,000)
                                                              ---------
Net deferred tax assets.....................................  $      --
                                                              =========

                           DICKIE WALKER MARINE, INC.

 (Information pertaining to March 31, 2002 and for the period from October 10, 2000 (inception) to March 31, 2001 and for the six month period ended March 31,
                               2002 is unaudited)

     A reconciliation of the calculated income tax provision based on statutory tax rates in effect and the effective tax rate for the period from October 10, 2000 (inception) to September 30, 2001 is as follows:

Tax at U.S. statutory rates.................................  $(437,000)
State income taxes, net of federal tax benefit..............    (71,000)
Other.......................................................      2,000
Valuation allowance.........................................    506,000
                                                              ---------
                                                              $      --
                                                              =========

7.  RELATED PARTY TRANSACTIONS

     The Company's Chairman and Chief Executive Officer has not received a salary for his services to date. In addition, in exchange for the availability of the Dickie Walker, a 50 year old wooden hulled vessel owned by this officer, for promotional purposes, the Company reimburses certain costs, including crew, fuel and maintenance. For the period from October 10, 2000 (inception) to September 30, 2001 and the six months ended March 31, 2002, the Company paid approximately $34,000 and $9,400, respectively, in connection with this arrangement.

     During the period from October 10, 2000 (inception) to September 30, 2001, and during the six-month period ended March 31, 2002, the Company purchased products totaling approximately $6,000 and $33,000, respectively, from a business owned by a family member of the Company's Chairman and Chief Executive Officer and the Company Executive.

     During the period from October 10, 2000 (inception) to September 30, 2001, the Company utilized the consulting services of Brian Kaminer, one of the members of the Company's Board of Directors. Mr. Kaminer provided consulting services involving merchandising issues. The Company paid a total of $94,000 under this arrangement during the period from October 10, 2000 (inception) to September 30, 2001.

8.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following tables set forth summary quarterly financial information for the period from October 10, 2000 (inception) to March 31, 2002:

                                         INCEPTION                     QUARTER ENDED
                                          THROUGH       -------------------------------------------
                                        DECEMBER 31,     MARCH 31,      JUNE 30,      SEPTEMBER 30,
2001                                        2000           2001           2001            2001
----                                    ------------    -----------    -----------    -------------
Net sales.............................  $        --     $        --    $   361,848     $   253,043
Operating loss........................      (64,457)       (332,754)      (233,464)       (259,954)
Net loss..............................      (64,457)       (656,258)      (247,122)       (281,337)
Net loss per common share:
  Basic and diluted...................  $      (.04)    $      (.34)   $      (.11)    $      (.12)
  Weighted average shares.............    1,725,000       1,920,938      2,182,005       2,300,000

                           DICKIE WALKER MARINE, INC.

 (Information pertaining to March 31, 2002 and for the period from October 10, 2000 (inception) to March 31, 2001 and for the six month period ended March 31,
                               2002 is unaudited)

                                                                     QUARTER ENDED
                                                              ---------------------------
                                                              DECEMBER 31,     MARCH 31,
2002                                                              2001           2002
----                                                          ------------    -----------
Net sales...................................................  $   330,760     $   993,248
Operating income (loss).....................................  $  (247,200)         26,211
Net income (loss)...........................................     (268,578)          2,014
Net income (loss) per common share:
  Basic and diluted.........................................  $      (.12)    $       .00
  Weighted average shares...................................    2,300,000       2,300,000

9.  SUBSEQUENT EVENTS

STOCK SPLIT

     In January 2002, the Board of Directors approved a two-for-one reverse split of the Company's outstanding common stock. All share and per share amounts in the accompanying financial statements have been retroactively restated to reflect the reverse stock split.

REINCORPORATION IN DELAWARE

     In January 2002, in connection with the initial planned public offering, the Board of Directors authorized the reincorporation of the Company in the state of Delaware. The articles of incorporation filed with the state of Delaware on February 4, 2002 authorized the issuance of 2,000,000 shares of Preferred Stock, which are issuable in one or more series, and gives the Board of Directors the authority to fix the powers, designations, preferences and other rights, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences of the issuances without any further action by the Company's stockholders. In addition, it established the par value of the Company's common stock at $.001 per share. The amounts in the accompanying financial statements have been retroactively restated to reflect these changes in the capital structure of the Company.

EQUITY INCENTIVE PLAN

     In January 2002, the Board of Directors adopted an Equity Incentive Plan which provides for the issuance of up to 500,000 options. The provisions of the Plan are substantially the same as those in the equity incentive plan adopted in January 2001, which plan was terminated and replaced by the new Equity Incentive Plan.

     During February 2002, the Board of Directors authorized the issuance of options to purchase 170,000 shares of common stock effective upon the closing of this offering, exercisable at the initial public offering price per share in accordance with the terms of the Plan.

LOANS FROM THE CHIEF EXECUTIVE OFFICER

     In January 2002, the Chief Executive Officer loaned the Company a total of $95,000 for working capital evidenced by two unsecured promissory notes in the amounts of $50,000 and $45,000, both of which were repaid in March 2002. The notes accrued interest at 10% per annum.

                           DICKIE WALKER MARINE, INC.

                              1,200,000 SHARES OF
                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS
                               ------------------

                           SCHNEIDER SECURITIES, INC.

                                          , 2002

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, bylaw, contract or arrangement under which any controlling person, director or officer of the company is insured or indemnified in any matter against liability which he may incur in his capacity as such, are as follows:

LIMITATION OF LIABILITY

     Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful dividends or unlawful stock purchases or redemptions; or

     - any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of the director's duty of care. However, these provisions do not affect a director's responsibilities under any other laws, including federal securities laws.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation provides that each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including an employee benefit plan, shall be indemnified and held harmless to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection therewith.

     We are not be obligated to indemnify a director or officer in connection with an action initiated by that person unless authorized to do so by our board. The indemnification provided under our certificate of incorporation obligates us to pay the expenses of a director or an officer in advance of the final disposition of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if ultimately the director or officer is not entitled to indemnification.

INDEMNIFICATION OF OTHERS

     Our certificate of incorporation provides that we may, by action of our board, provide indemnification to our employees and agents, and to a person who is or was serving at our request as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, with the same scope and effect as the indemnification of our directors and officers.

CLAIMS

     Our bylaws provide that if a claim for indemnification or payment of expenses is not paid in full within sixty (60) days after we have received a written claim by the indemnitee, the indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.

INDEMNITY NOT EXCLUSIVE

     The indemnification provided by our bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled or subsequently acquire under any statute, provision of our Certificate of Incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Our obligation to indemnify or advance expenses to any indemnitee who was or is serving at our request as a director, officer, employee, agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount the indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, other than underwriting discounts and commissions are as follows:

SEC Registration Fees.......................................  $  1,864
Printing and Mailing Fees and Costs.........................   125,000
Transfer Agent Fees and Costs...............................     4,500
Legal Fees and Costs........................................    90,000
Blue Sky Legal and Filing Fees and Costs....................    30,000
Accounting Fees and Costs...................................   170,000
Nasdaq Listing Fees and Costs...............................    23,636
Road Show Expenses..........................................    30,000
Representative's Non-accountable Expense Allowance..........   180,000
                                                              --------
TOTAL.......................................................  $655,000
                                                              ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     Founders Shares. In February 2001, we sold 1,725,000 shares of common stock to our eight founding shareholders for $.174 per share. The issuances to the eight founders were effected without registration under the Securities Act of 1933 in reliance upon the exemption from registration contained in Section 4(2) of the Act, relating to the sale of securities by an issuer not involving a public offering. As founding shareholders they had access to complete information regarding our business at the time of issuance. The following table will reflect shares sold to our founders:

                                                             NAME OF PERSON OR CLASS
                                                             TO WHOM SECURITIES        NATURE AND AGGREGATE AMOUNT
DATE OF ISSUANCE       TITLE AND AMOUNT OF SECURITIES SOLD   WERE SOLD                 OF CONSIDERATION
----------------       -----------------------------------   -----------------------   ---------------------------
FOUNDERS SHARES:
2/16/01..............  1,351,000 Common Stock                Montiel Family, LLC.      $235,074 cash
                       (87,500 SHARES SUBSEQUENTLY SOLD)
2/16/01..............  150,000 Common Stock                  Martha Bodman             $26,100 cash
                       (Wife of Norman Lefkovits, Jr.)
2/16/01..............  105,000 Common Stock                  Julia Sargent Knudsen     $18,270
                                                                                       Promissory Note Payable to
                                                                                       Gerald Montiel
2/16/01..............  30,000 Common Stock                   Brian Kaminer             $5,220
2/16/01..............  41,500 Common Stock                   Richard King              $7,221 cash
2/16/01..............  30,000 Common Stock                   Sandra Evans              $5,220
                                                                                       Promissory Note Payable to
                                                                                       Gerald Montiel
2/16/01..............  12,500 Common Stock                   Nat Norfleet              $2,175 cash
2/16/01..............  5,000 Common Stock                    Dan Walters               $870 cash
                       TOTAL: 1,725,000 shares

     2001 Private Placement of Units Consisting of Shares and Notes. Between January 10, 2001 and June 28, 2001, we sold 44 Units, consisting of 550,000 shares of common stock and $990,000 in 7% subordinated convertible 4-Year promissory notes in a private placement. Nine of the Units sold were sold through the over-allotment option provided in the Private Placement. We relied on the exemption from registration provided by Section 4(2) of the Act and Rule 505 and 506 of Regulation D adopted under the Act, as well as exemptions under various state securities laws. The securities were sold to 52 private investors, all of whom were accredited investors. Prior to their purchase, investors received a private placement memorandum for their review and consideration. Between June 25, 2001 and June 28, 2001, three investors converted their notes into 25,000 shares of common stock. In connection with the offering, the placement agent for the offering, Schneider Securities, Inc. was issued an agent's warrant to purchase 8,438 shares of common stock at an exercise price of $2.40 per share, which have not been exercised. In addition, Schneider Securities, Inc. received a commission of $20,250 for sales made in the private placement. The following table reflects securities sold in our private placement:

                                                                                     NATURE AND
                                                                                      AGGREGATE
                          TITLE AND AMOUNT OF    NAME OF PERSON OR CLASS TO WHOM      AMOUNT OF
DATE OF ISSUANCE          SECURITIES SOLD        SECURITIES WERE SOLD               CONSIDERATION
----------------          -------------------    -------------------------------    -------------
PRIVATE PLACEMENT SHARES AND NOTES:
2/16/01.................  6,250 Common Stock     Michael F. Murphy                  $22,500 cash
                          $11,250 note
2/16/01.................  6,250 Common Stock     James H. Everest                   $22,500 cash
                          $11,250 note
2/16/01.................  6,250 Common Stock     Joseph E. McNabb and Liane P.      $22,500 cash
                          $11,250 note           McNabb, JTWROS
2/16/01.................  6,250 Common Stock     Susan W. Bailey and Steven L.      $22,500 cash
                          $11,250 note           Bailey, JTWROS

                                                                                     NATURE AND
                                                                                      AGGREGATE
                          TITLE AND AMOUNT OF    NAME OF PERSON OR CLASS TO WHOM      AMOUNT OF
DATE OF ISSUANCE          SECURITIES SOLD        SECURITIES WERE SOLD               CONSIDERATION
----------------          -------------------    -------------------------------    -------------
2/16/01.................  6,250 Common Stock     Lee Roy Tautz                      $22,500 cash
                          $11,250 note
2/16/01.................  3,125 Common Stock     John J. Micek III                  $11,250 cash
                          $5,625 note
2/16/01.................  12,500 Common Stock    Elsa McColloh McTavish             $45,000 cash
                          $22,500 note
2/16/01.................  37,500 Common Stock    James R. Smith                     $135,000 cash
                          $67,500 note
2/16/01.................  12,500 Common Stock    Oaktree Limited LLP                $45,000 cash
                          $22,500 note
2/16/01.................  6,250 Common Stock     Steve A. Steele                    $22,500 cash
                          $11,250 note
2/16/01.................  12,500 Common Stock    Norman L. Lefkovits                $45,000 cash
                          $22,500 note
2/16/01.................  12,500 Common Stock    Donald F. Shanahan                 $45,000 cash
                          $22,500 note
2/16/01.................  6,250 Common Stock     Michael Blumenthal                 $22,500 cash
                          $11,250 note
2/16/01.................  12,500 Common Stock    Glenn Davis                        $45,000 cash
                          $22,500 note
2/16/01.................  12,500 Common Stock    Ralph H. Hartke and Beverly A.     $45,000 cash
                          $22,500 note           Hartke, JTWROS
2/16/01.................  3,125 Common Stock     Neal Esterly Yacht Sales, Inc      $11,250 cash
                          $5,625 note
2/16/01.................  12,500 Common Stock    Mark G. Lawrence Vintage           $45,000 cash
                          $22,500 note           Marketing Group
2/16/01.................  12,500 Common Stock    Alexander Nelk Knudsen             $45,000 cash
                          $22,500 note
2/16/01.................  12,500 Common Stock    Lee Booth Grant, Jr.               $45,000 cash
                          $22,500 note
2/16/01.................  12,500 Common Stock    Matthew J. Reno or his             $45,000 cash
                          $22,500 note           successor, Trustee of Reno
                                                 Management, Inc. Employee Stock
                                                 Ownership Plan and Trust
2/16/01.................  12,500 Common Stock    Nicholas C. Stiassni and           $45,000 cash
                          $22,500 note           Suzanne S. Stiassni, or their
                                                 successors, Trustees of the
                                                 Stiassni Family Trust
2/16/01.................  12,500 Common Stock    Montiel Family, LLC                $45,000 cash
                          $22,500 note
2/20/01.................  12,500 Common Stock    Norman L. Lefkovits                $45,000 cash
                          $22,500 note
2/20/01.................  12,500 Common Stock    Montiel Family, LLC                $45,000 cash
                          $22,500 note

                                                                                     NATURE AND
                                                                                      AGGREGATE
                          TITLE AND AMOUNT OF    NAME OF PERSON OR CLASS TO WHOM      AMOUNT OF
DATE OF ISSUANCE          SECURITIES SOLD        SECURITIES WERE SOLD               CONSIDERATION
----------------          -------------------    -------------------------------    -------------
2/23/01.................  6,250 Common Stock     Glen Daugherty                     $22,500 cash
                          $11,250 note
2/23/01.................  6,250 Common Stock     William G. Sommer and Saundra      $22,500 cash
                          $11,250 note           Sue Sommer, JTWROS
3/1/01..................  6,250 Common Stock     Thomas Jerome Hilb                 $22,500 cash
                          $11,250 note
3/1/01..................  6,250 Common Stock     Michelle Zafiropoulos and          $22,500 cash
                          $11,250 note           Athans Zafiropoulos, JTWROS
3/7/01..................  12,500 Common Stock    Sam Aronson and Kathryn H.         $45,000 cash
                          $22,500 note           Aronson, JTWROS
3/15/01.................  12,500 Common Stock    Salomon Smith Barney as            $45,000 cash
                          $22,500 note           Custodian for D. Frederick
                                                 Knudsen
3/15/01.................  12,500 Common Stock    Salomon Smith Barney as            $45,000 cash
                          $22,500 note           Custodian for Christine Knudsen
3/15/01.................  12,500 Common Stock    Darrell Sherman Rutter and         $45,000 cash
                          $22,500 note           Brenda Dianne Rutter, JTWROS
3/16/01.................  12,500 Common Stock    William G. Gibney                  $45,000 cash
                          $22,500 note
3/16/01.................  6,250 Common Stock     Steven D. Parker and Andrea C.     $22,500 cash
                          $11,250 note           Parker, JTWROS
3/16/01.................  12,500 Common Stock    Raymond A. Raub                    $45,000 cash
                          $22,500 note
3/19/01.................  3,125 Common Stock     Bradley R. Parker                  $11,250 cash
                          $5,625 note
3/22/01.................  12,500 Common Stock    Ray W. Grimm Jr. and Daran         $45,000 cash
                          $22,500 note           Grimm, or their successors, as
                                                 Trustees of the Grimm Family
                                                 Trust
3/22/01.................  6,250 Common Stock     Danica Grimm                       $22,500 cash
                          $11,250 note
3/22/01.................  6,250 Common Stock     Darah Grimm                        $22,500 cash
                          $11,250 note
3/22/01.................  6,250 Common Stock     Mark C. Wiebe and Cathy L.         $22,500 cash
                          $11,250 note           Wiebe, JTWROS
3/23/01.................  6,250 Common Stock     James B. Cronin                    $22,500 cash
                          $11,250 note

                                                                                     NATURE AND
                                                                                      AGGREGATE
                          TITLE AND AMOUNT OF    NAME OF PERSON OR CLASS TO WHOM      AMOUNT OF
DATE OF ISSUANCE          SECURITIES SOLD        SECURITIES WERE SOLD               CONSIDERATION
----------------          -------------------    -------------------------------    -------------
3/23/01.................  6,250 Common Stock     Mack C. Wiebe and Meredith S.      $22,500 cash
                          $11,250 note           Wiebe, or their successors,
                                                 Trustees of the Wiebe Family
                                                 Revocable Trust
4/2/01..................  6,250 Common Stock     Dale A. Colosky and Karen L.       $22,500 cash
                          $11,250 note           Colosky, JTWROS
4/3/01..................  6,250 Common Stock     Jed B. Rogovin and Charles H.      $22,500 cash
                          $11,250 note           Rogovin, Tenants in Common
4/3/01..................  12,500 Common Stock    Renald J. Anelle and Catherine     $45,000 cash
                          $22,500 note           C. Anelle
4/11/01.................  6,250 Common Stock     Brad Wheatley                      $22,500 cash
                          $11,250 note
4/11/01.................  3,125 Common Stock     Harry J. Rudolph Jr. and Harry     $11,250 cash
                          $5,625 note            J. Rudolph III, JTWROS
6/20/01.................  12,500 Common Stock    Donn C. Dolce                      $45,000 cash
                          $22,500 note
6/20/01.................  12,500 Common Stock    Carl Gillberg, Trustee of The      $45,000 cash
                          $22,500 note           Gillberg Family Trust
6/25/01.................  12,500 Common Stock    William G. Sterk                   $45,000 cash
                          $22,500 note
6/28/01.................  12,500 Common Stock    J. Kent Aden, Jr. and Toni         $45,000 cash
                          $22,500 note           Denise Aden
6/28/01.................  25,000 Common Stock    Thomas C. Israel                   $90,000 cash
                          $45,000 note
6/28/01.................  25,000 Common Stock    J. Stephen Stoltz                  $90,000 cash
                          $45,000 note
                          TOTAL SHARES SOLD: $550,000
                          TOTAL AMOUNT OF NOTES $990,000

     Gerald W. Montiel sold 87,500 of his founders shares as set forth below. The exemption from registration provided by Section 4(2) of the Act was relied upon for the nonissuer sales. The securities were sold to five private investors at the initial purchase price paid by Mr. Montiel. All investors were accredited investors. The following table will reflect shares sold by Mr. Montiel (the number of shares held after the stock split are reflected in parentheses):

                                                                                     NATURE AND
                                                            NAME OF PERSON OR         AGGREGATE
                                     TITLE AND AMOUNT OF    CLASS TO WHOM             AMOUNT OF
DATE OF ISSUANCE                     SECURITIES SOLD        SECURITIES WERE SOLD    CONSIDERATION
----------------                     -------------------    --------------------    -------------
10/1/01............................  25,000 Common Stock    Nicholas C. Stiassni       $4,350
10/1/01............................  25,000 Common Stock    Thomas Israel              $4,350
10/1/01............................  12,500 Common Stock    Donn C. Dolce              $2,175
10/1/01............................  12,500 Common Stock    William Sterk              $2,175
10/1/01............................  12,500 Common Stock    James R. Smith             $2,175

     With respect to all of the foregoing offerings, the securities were offered for investment only and not for the purposes of resale or distribution, and the transfer thereof was appropriately restricted by us. Each certificate representing the above shares contains a legend indicating that such shares are restricted and may not be sold without registration under the Securities Act of 1933 or pursuant to an available exemption from such registration. The notes contain a similar legend. In addition, all of the shares of common stock are subject to lock-up arrangements with Schneider Securities, Inc., the representative of the underwriters for our initial public offering.

ITEM 27.  EXHIBITS.


EXHIBIT NO.    DESCRIPTION
-----------    -----------
    1.1        Form of Underwriting Agreement
    1.2        Form of Agreement Among Underwriters
    1.3        Form of Selected Dealer Agreement
    1.4        Form of Consulting Agreement with Schneider Securities, Inc.
    2.1        Form of Agreement and Plan of Merger between Dickie Walker
               Marine, Inc., a California corporation and Dickie Walker
               Marine, Inc., a Delaware corporation
    3.1a       Articles of Incorporation for Montiel Marketing Group, Inc.
               as filed with the California Secretary of State on October
               10, 2000.
    3.1b       Certificate of Amendment to the Articles of Incorporation as
               filed with the California Secretary of State on February 16,
               2001.
    3.1c       Certificate of Incorporation for Dickie Walker Marine, Inc.
               as filed with the Delaware Secretary of State on February 4,
               2002
    3.2a       Bylaws of the California corporation as adopted by its Board of Directors on October 10, 2000.
    3.2b       Amended and Restated Bylaws of the Delaware corporation as adopted by its Board of Directors on May 1, 2002.*
    4.1        Specimen stock certificate representing shares of common
               stock of the registrant
    4.2        Form of Representative's Warrant
    4.3        Placement Agent's Warrant
    4.4        Form of Investor Note from 2001 Private Placement
    5.1        Opinion of Gorsuch Kirgis LLP
   10.1        $50,000 Promissory Note in favor of Gerald W. Montiel dated
               January 15, 2002
   10.2        $45,000 Promissory Note in favor of Gerald W. Montiel dated
               January 31, 2002
   10.3        Form of Reimbursement Agreement between Gerald W. Montiel
               and the company dated February 1, 2002
   10.4        License Agreement between Gerald W. Montiel and the company dated February 1, 2001
   10.5        Strategic Alliance Agreement with West Marine Products, Inc.
               dated December 19, 2001. Certain portions of this exhibit
               have been omitted based upon a request for confidential
               treatment. The omitted information has been separately filed with the Commission as part of the request for confidential treatment.*
   10.6        Facility Lease Agreement with WHMF dated February 1, 2002
               for the facility located at 1414 South Tremont Street,
               Oceanside, California
   10.7        2002 Equity Incentive Plan
   10.8        Form of Lock-Up Agreement among the officers, directors and stockholders and the representative
   10.9        Form of Employment Agreement with Gerald W. Montiel dated
               February 1, 2002
   10.10       Equipment Lease Agreement with Emtex Leasing Corporation
               dated April 4, 2001
   10.11       Form of Stockholder Rights Agreement
   23.1        Consent of Ernst & Young LLP, Independent Auditors*
   23.2        Consent of Gorsuch Kirgis LLP contained in its opinion filed as Exhibit 5.1


---------------
* Filed herewith

ITEM 28.  UNDERTAKINGS.

     1. The undersigned registrant will provide to the representative of the underwriter at the closing, as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     3. The undersigned small business issuer will: (i) for determining any liability under the Act, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective, and (ii) for determining liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in Oceanside, State of California, on May 13, 2002.


                                          DICKIE WALKER MARINE, INC.

                                          By:   /s/ JULIA SARGENT KNUDSEN
                                            ------------------------------------
                                              Julia Sargent Knudsen, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


               /s/ GERALD W. MONTIEL                 Date: May 13, 2002
---------------------------------------------------
                 Gerald W. Montiel
        Director, Chief Executive Officer,
           Chief Marketing Officer, and
               Chairman of the Board

             /s/ JULIA SARGENT KNUDSEN               Date: May 13, 2002
---------------------------------------------------
    Julia Sargent Knudsen, Director, President,
 Chief Operating Officer, Chief Financial Officer,
                    Controller

             /s/ NORMAN LEFKOVITS, JR.               Date: May 13, 2002
---------------------------------------------------
          Norman Lefkovits, Jr., Director

               /s/ BRIAN F. KAMINER                  Date: May 13, 2002
---------------------------------------------------
            Brian F. Kaminer, Director

                /s/ JAMES R. SMITH                   Date: May 13, 2002
---------------------------------------------------
             James R. Smith, Director

               /s/ W. BRENT ROBINSON                 Date: May 13, 2002
---------------------------------------------------
            W. Brent Robinson, Director

                               INDEX TO EXHIBITS


EXHIBIT NO.    DESCRIPTION
-----------    -----------
    1.1        Form of Underwriting Agreement
    1.2        Form of Agreement Among Underwriters
    1.3        Form of Selected Dealer Agreement
    1.4        Form of Consulting Agreement with Schneider Securities, Inc.
    2.1        Form of Agreement and Plan of Merger between Dickie Walker
               Marine, Inc., a California corporation and Dickie Walker
               Marine, Inc., a Delaware corporation
    3.1a       Articles of Incorporation for Montiel Marketing Group, Inc.
               as filed with the California Secretary of State on October
               10, 2000.
    3.1b       Certificate of Amendment to the Articles of Incorporation as
               filed with the California Secretary of State on February 16,
               2001.
    3.1c       Certificate of Incorporation for Dickie Walker Marine, Inc.
               as filed with the Delaware Secretary of State on February 4,
               2002
    3.2a       Bylaws of the California corporation as adopted by its Board of Directors on October 10, 2000.
    3.2b       Amended and Restated Bylaws of the Delaware corporation as adopted by its Board of Directors on May 1, 2002.*
    4.1        Specimen stock certificate representing shares of common
               stock of the registrant
    4.2        Form of Representative's Warrant
    4.3        Placement Agent's Warrant
    4.4        Form of Investor Note from 2001 Private Placement
    5.1        Opinion of Gorsuch Kirgis LLP
   10.1        $50,000 Promissory Note in favor of Gerald W. Montiel dated
               January 15, 2002
   10.2        $45,000 Promissory Note in favor of Gerald W. Montiel dated
               January 31, 2002
   10.3        Form of Reimbursement Agreement between Gerald W. Montiel
               and the company dated February 1, 2002
   10.4        License Agreement between Gerald W. Montiel and the company dated February 1, 2001
   10.5        Strategic Alliance Agreement with West Marine Products, Inc.
               dated December 19, 2001. Certain portions of this exhibit
               have been omitted based upon a request for confidential
               treatment. The omitted information has been separately filed with the Commission as part of the request for confidential treatment.*
   10.6        Facility Lease Agreement with WHMF dated February 1, 2002
               for the facility located at 1414 South Tremont Street,
               Oceanside, California
   10.7        2002 Equity Incentive Plan
   10.8        Form of Lock-Up Agreement among the officers, directors and stockholders and the representative
   10.9        Form of Employment Agreement with Gerald W. Montiel dated
               February 1, 2002
   10.10       Equipment Lease Agreement with Emtex Leasing Corporation
               dated April 4, 2001
   10.11       Form of Stockholder Rights Agreement
   23.1        Consent of Ernst & Young LLP, Independent Auditors*
   23.2        Consent of Gorsuch Kirgis LLP contained in its opinion filed as Exhibit 5.1


---------------
* Filed herewith. Other exhibits have been previously filed.